                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-47493


++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+   The information in this prospectus supplement is not complete and may be   +
+                                   changed.                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated March 12, 1999.
          Prospectus Supplement to Prospectus dated January 27, 1999.

                                  $175,000,000


                       % Senior Subordinated Notes due 2009

                                  -----------

  Applied Power Inc. will pay interest on the Notes on          and
             of each year. The first such payment will be made on             ,
1999. The Notes are subordinated in right of payment to all senior debt of APW. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

  On or after         , 2004, APW has the option to redeem all or a portion of
the Notes at the redemption prices set forth in this prospectus supplement.
Before       , 2002, APW has the option to redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain public equity
offerings at a redemption price of   % of their principal amount plus accrued
interest to the redemption date. If APW experiences specific kinds of changes of control, APW must make an offer to repurchase the Notes at 101% of their principal amount, plus accrued interest to the date of repurchase.

  See "Risk Factors" on page S-14 to read about certain factors you should consider before buying the Notes.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                  Per Note Total
                                                                  -------- -----
Initial public offering price....................................      %    $
Underwriting discount............................................      %    $
Proceeds, before expenses, to Applied Power Inc..................      %    $

  The initial public offering price set forth above does not include accrued
interest, if any. Interest on the Notes will accrue from         , 1999 and
must be paid by the purchaser if the Notes are delivered after         , 1999.

                                  -----------

  The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on          , 1999.

Goldman, Sachs & Co.

         Credit Suisse First Boston

                                           NationsBanc Montgomery Securities LLC

                                  -----------

                  Prospectus Supplement dated         , 1999.

                           FORWARD-LOOKING STATEMENTS

    Some of the statements under the captions "The Company," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in the accompanying prospectus and elsewhere in this prospectus supplement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause Applied Power Inc. or its industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic conditions and market conditions in the industrial production, trucking, construction, aerospace, automotive, recreational vehicle, computer, semiconductor, telecommunication, electronic and defense industries in North America, Europe and, to a lesser extent, Asia, market acceptance of existing and new products, successful integration of acquisitions, competitive pricing, foreign currency risk, interest rate risk, environmental matters, unforeseen costs or consequences of Year 2000 issues and other factors that may be referred to in Applied Power Inc.'s filings with the Securities and Exchange Commission from time to time.

                         PROSPECTUS SUPPLEMENT SUMMARY

                                Company Overview

   Applied Power Inc. ("APW" or the "Company") is an innovative, global, diversified manufacturing company organized into three business segments:

  .Enclosure Products and Systems

  .Engineered Solutions

  .Tools and Supplies

   APW is a Wisconsin corporation organized in 1910. The principal executive offices of APW are located at 13000 West Silver Spring Drive, Butler, Wisconsin 53007 and the telephone number is (414) 783-9279.

   The following pie charts show the net sales and EBITDA (as defined) contribution by each business segment:

-------
(1) "Pro forma" reflects the inclusion of full period results for the Rubicon, ZERO, Vero and other transactions (each as defined) as if they had occurred on December 1, 1997.
(2) "EBITDA" is defined as income from continuing operations before interest, taxes, depreciation and amortization, excluding restructuring and other nonrecurring charges. APW believes that EBITDA provides useful information regarding APW's ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations as an indicator of APW's operating performance or as a measure of APW's liquidity.
(3) Excludes corporate overhead expenses of $13.2 million.

Enclosure Products and Systems

   The Enclosure Products and Systems segment is a global leader in the fragmented electronics enclosures market. Electronics enclosures are steel, aluminum or plastic cabinets that organize and configure individual electronic components and house, protect and insulate the entire electronics system. APW manufactures enclosure products and systems sold to a variety of end users and original equipment manufacturers ("OEMs") in the networking, telecommunications, computing and electronics industries.

   APW believes it offers a more comprehensive range of products and services than its competitors in the electronics enclosures market. APW provides enclosure products such as cases, racks, backplanes (large printed circuit boards which interconnect the components of an electronic system), thermal management systems (for temperature control) and power supplies. Importantly, APW offers broad design and engineering expertise to integrate these products into customized, cost-effective enclosure systems for its customers worldwide.

   APW has designed and manufactures an aluminum enclosure that houses the electronics for a wireless base substation for a global telecommunications customer. This weatherproof outdoor enclosure includes APW's proprietary thermal management system and both primary and back up power supplies, all of which are integrated and tested by APW for the customer. Another example is the enclosure system APW designed for a global leader in the computer data storage market. APW manufactures steel enclosures that incorporate APW's power supplies, internal mechanical racks and thermal management systems. APW also installs the cables and wires necessary to integrate all APW or customer supplied components into the final enclosure.

Engineered Solutions

   The Engineered Solutions segment is a leading global designer and manufacturer of customized thermal management and motion and vibration control systems for a variety of "niche" industrial markets. APW provides customized, engineered solutions to customers in the aerospace, automotive and recreational vehicle ("RV") markets. In addition, APW provides thermal management systems for the electrical and electronics markets.

   For example, APW designs and manufactures the hydraulic system used to automatically open and close convertible tops for automobiles. This system is comprised of sensors, electronic controls, hydraulic cylinders, electric motors and a hydraulic pump, all integrated into a complete system that is installed into the automobile on the OEM assembly line on a just-in-time basis. Another example of an engineered solution is APW's proprietary integrated system used to level and stabilize RVs when parked on uneven terrain. This system includes an electronic panel and four hydraulic cylinders installed under the vehicle which work together as an integrated system to level the RV.

Tools and Supplies

   The Tools and Supplies segment provides a wide array of branded, specialized electrical and industrial tools and supplies to wholesale distributors, catalogs and various retail distribution channels. APW's Tools and Supplies segment has particular expertise in high-pressure hydraulic design and plastic injection molding. For example, under the Enerpac brand name, APW is a leading supplier of high-pressure hydraulic pumps and cylinders used to lift and move heavy equipment in repair and maintenance facilities.

                                ---------------

   Through acquisitions and internal growth, APW's net sales grew to $1,713.9 million for the pro forma year ended August 31, 1998 from $527.1 million (prior to restatement for the ZERO merger, which was accounted for as a pooling of interests) for the fiscal year ended August 31, 1995. This represents a compound annual growth rate of 48%. Management projects its fiscal 1999 net sales mix will be as follows:

-------
(1) This information is based upon market and customer data provided by APW's business segment leaders as part of ongoing business planning.

                   Overview of Recent Merger and Acquisitions

   APW believes it is well positioned to successfully execute its diversified growth strategy. APW's goal is both to increase penetration into high growth end markets and expand geographically. APW's strategy includes acquiring businesses that fit with APW's current businesses, particularly the Enclosure Products and Systems segment.

   Since September 1996, the Company has invested approximately $1.3 billion in the following mergers and acquisitions, which APW believes have transformed the Company into a global supplier of electronics enclosure systems:

(dollars in millions)
--------------------------------------------------------------------------------

Date       Company     Purchase Price Primary Location(s) APW Business Segment
----------------------------------------------------------------------------------------
September  Rubicon         $  365     Europe              Enclosure Products and Systems
 1998
July 1998  ZERO               386     United States and   Enclosure Products and Systems
                                      Europe              Engineered Solutions
June 1998  Vero               192     Europe              Enclosure Products and Systems
October    Versa/Tek          141     United States       Engineered Solutions
 1997                                                     Tools and Supplies
           Others (12)        200     United States and   Enclosure Products and Systems
                                      Europe              Tools and Supplies
                           ------
           Total           $1,284
----------------------------------------------------------------------------------------

   During this period, APW has acquired 16 businesses including the acquisition of Vero Group plc ("Vero") in June 1998, the merger with ZERO Corporation ("ZERO") in a pooling of interests in July 1998 and the acquisition of Rubicon Group plc ("Rubicon") in September 1998. Together, these three transactions give APW several competitive advantages:

^^. Strengthened market presence in high growth telecommunications, networking, computer storage, and Automated Teller Machine ("ATM") sectors of the electronics industry.

  . Increased geographic coverage to support its global customers, principally in North America and Europe.

  . Enhanced portfolio of products that can be integrated into electronics enclosures, adding thermal management systems, power supplies and backplanes.

                            Global Business Strategy

Continue to Grow and Diversify

   APW seeks to create sustainable growth through new product development, global expansion and preferential investment in high-growth end markets. APW believes this growth strategy has significantly reduced the Company's exposure to economic cycles. APW's growth potential is strengthened by the Company's broad product offering and geographic and customer diversity. APW operates 97 facilities worldwide, primarily in North America and Europe. No one customer accounts for more than 5% of APW's net sales, and only 20% of its net sales are derived from its largest ten customers. APW believes this diversity helps mitigate the effect of regional or industry downturns.

Expand through Acquisitions

   APW plans to continue to grow through strategic acquisitions in each of its business segments, with a particular focus on the electronics enclosure systems market. APW prefers to invest in acquisitions which support the electronics industry, using electronics enclosure systems as a way to participate in growing high technology markets such as telecommunications and networking. As a leading consolidator in the fragmented electronics enclosure systems market, APW believes that it is well positioned to execute its acquisition strategy.

Capitalize on Electronics Manufacturing Outsourcing Trends

   OEMs in the electronics industry are increasingly using specialized manufacturers for various aspects of the manufacturing process (commonly referred to as outsourcing or contract manufacturing). APW has targeted this trend as a significant growth opportunity for its Enclosure Products and Systems segment.

   According to industry sources, over the past five years the global demand for contract electronics manufacturing services has grown 25% annually to an estimated $85 to $90 billion, representing only 15% to 20% of the total electronics manufacturing market. The contract electronics manufacturing industry for high volume products such as printed circuit boards and personal computers is already well developed. However, APW's strategy is focused on the more rapidly growing, early-stage outsourcing trends in the lower volume custom electronics enclosure systems markets.

   Many electronics manufacturers recognize the strategic advantages of outsourcing their manufacturing operations to companies such as APW. Outsourcing affords OEMs the opportunity to:

  . Focus on product development and marketing

  . Speed a product to market

  . Access state-of-the-art technology and process management skills

  . Reduce capital requirements and total manufacturing costs

   OEM customers now desire more integration and electronics assembly services than ever before. APW is responding to this trend by expanding its enclosure integration services to include components such as thermal management systems, backplanes, power supplies, cables, wire harnesses and, to a lesser extent, printed circuit boards. APW believes it will benefit from further outsourcing and vendor consolidation due to the breadth of its product and service offerings and its ability to deliver these products and services globally.

Continue to Build Global Scale

   APW's customers increasingly demand suppliers with global capabilities in manufacturing and distribution. APW continues to expand its worldwide organization for electronics enclosures and system integration services to support its global customers.

   APW has significantly increased its presence in Europe, where it currently derives approximately 42% of its net sales. APW maintains a presence in Asia, with sales from that region approximating 2% of net sales. The Company intends to continue to expand globally through internal opportunities and acquisitions, as well as through partnerships with large-scale customers that can sponsor expansion into new regions and markets.

Continue Efficiency and Productivity Improvements

   APW has streamlined manufacturing processes in its business segments to improve quality, efficiency and on-time delivery performance. These enhancements result in better use of manufacturing floor space, lower inventory levels and reduced working capital requirements. These programs have contributed to a reduction of primary working capital (defined as accounts receivable plus inventories less accounts payable) as a percentage of sales from 28% for the fiscal year ended August 31, 1995, to 15% for the fiscal year ended August 31, 1998.

Cultivate Performance Based Culture

   APW's culture is based on the belief that people are the key ingredient in successful execution of business strategies and the drivers of financial performance. The Company's decentralized and entrepreneurial approach is based on high quality, team-oriented people with a strong sense of responsibility and accountability. This foundation enables APW to remain flexible and effective in the integration of acquisitions and enhances its ability to respond to rapidly changing industry dynamics.

   APW executives participate in a structured incentive compensation system based on achievement of both definitive business unit performance targets and overall APW results. Executive compensation is heavily weighted toward stock ownership, thereby aligning management's interests with investors' interests in achieving APW's strategic goals. Management, director and employee stock ownership (including outstanding stock options) currently approximate 13.4% of diluted shares outstanding.

                           Business Segment Overview

Enclosure Products and Systems

   The Enclosure Products and Systems segment is a global leader in the fragmented electronics enclosures market. Electronics enclosures are steel, aluminum or plastic cabinets that organize and configure individual electronic components and house, protect and insulate the entire electronics system. APW manufactures enclosure products and systems sold to a variety of end users and OEMs in the networking, telecommunications, computing and electronics industries.

   APW believes it offers a more comprehensive range of products and services than its competitors in the electronics enclosures market. APW provides enclosure products such as cases, racks, backplanes, thermal management systems and power supplies. Importantly, APW offers broad design and engineering expertise to integrate these products into customized, cost-effective enclosure systems for its customers worldwide.

   For example, APW has designed and manufactures an aluminum enclosure that houses the electronics for a wireless base substation for a global telecommunications customer. This weatherproof outdoor enclosure includes APW's proprietary thermal management system and both primary and back up power supplies, all of which are integrated and tested by APW for the customer. Another example is the enclosure system APW designed for a global leader in the computer data storage market. APW manufactures steel enclosures that incorporate APW's power supplies, internal mechanical racks and thermal management systems. APW also installs the cables and wires necessary to integrate all APW or customer supplied components into the final enclosure.

   APW sells electronic enclosure products and systems under the APW Enclosures Systems, APW Electronic Solutions, Vero, ZERO, Stantron, Danica and Wright Line brand names. The Enclosure Products and Systems segment's sales, engineering and manufacturing activities are primarily in North America (50%) and Europe (49%). Enclosure Products and Systems sales are diversified by customer and end user industry and are primarily marketed through direct sales persons, with sales representatives and distributors used in certain situations. Major customers include IBM, NCR, EMC, Hewlett Packard, Nortel Networks, Sun, Nokia, Applied Materials, Ericsson, Qualcomm and Lucent. No one customer accounts for more than 10% of the Enclosure Products and Systems segment's net sales.

             Enclosure Products and Systems Selected Financial Data

                                           Year ended August 31,
                               ----------------------------------------------   Pro forma twelve
                                  1996       1997       1998        1998          months ended
                               actual (1) actual (1) actual (1) pro forma (2) November 30, 1998 (2)
                               ---------- ---------- ---------- ------------- ---------------------
                                                      (dollars in millions)

      Net sales...............   $190.0     $296.2     $482.4      $944.8            $972.5
      EBITDA (3)..............     32.2       55.8       76.5       131.9             131.0

-------
(1) Actual as restated for the ZERO pooling-of-interests transaction.
(2) Pro forma to reflect full year impact of the Vero, Rubicon and other acquisitions as if they had occurred as of the beginning of the respective periods.
(3) As previously defined (does not include corporate overhead expense allocations).

Engineered Solutions

   The Engineered Solutions segment is a leading global designer and manufacturer of customized thermal management and motion and vibration control systems for a variety of "niche" industrial markets. APW provides customized, engineered solutions to customers in the aerospace, truck, automotive and RV markets. In addition, APW provides thermal management systems for the electrical and electronics markets.

   APW designs and manufactures the hydraulic system used to automatically open and close convertible tops for automobiles. This system is comprised of sensors, electronic controls, hydraulic cylinders, electric motors and a hydraulic pump, all integrated into a complete system that is installed into the automobile on the OEM assembly line on a just-in-time basis. Another example of an engineered solution is APW's proprietary integrated system used to level and stabilize RVs when parked on uneven terrain. This system includes an electronic panel and four hydraulic cylinders installed under the vehicle which work together as an integrated system to level the RV.

   APW believes it has a leading market position in the following system applications:

               Selected Engineered Solutions Products and Systems
--------------------------------------------------------------------------------

Market        Product/System Examples                    Key End Customers
------        -----------------------                    -----------------
Commercial    .Engine vibration isolation                Boeing, Airbus
 Aerospace
              .Active noise cancellation systems
Trucks        . Electromechanical and hydraulic cab lift Mercedes-Benz, Volvo,
                systems                                  Navistar, Paccar
              . Passive and semi-active suspension
                systems
Automotive    .Convertible top actuation systems         Mercedes-Benz, Saab,
                                                         Jaguar, Renault, Audi
Recreational  .Hydraulic leveling systems                Fleetwood, Jayco
 Vehicles
              . Electromechanical actuated slide-out
                systems
Thermal       .Air flow management systems               Hoffman, Lucent, Compaq
 Management
              .Air cooling and heating systems

--------------------------------------------------------------------------------

   Principal brand names include McLean, Barry Controls, Power Gear, Power Packer, Vlier, Mox-Med and Eder. The Engineered Solutions segment's sales, engineering and manufacturing activities are primarily in North America (73%) and Europe (26%). Most Engineered Solutions sales are diversified by customer and industry and are marketed primarily through direct sales persons. No one customer accounts for more than 5% of the Engineered Solutions segment's net sales.

                  Engineered Solutions Selected Financial Data

                                           Year ended August 31,
                               ----------------------------------------------   Pro forma twelve
                                  1996       1997       1998        1998          months ended
                               actual (1) actual (1) actual (1) pro forma (2) November 30, 1998 (2)
                               ---------- ---------- ---------- ------------- ---------------------
                                                      (dollars in millions)

      Net sales...............   $308.9     $312.3     $432.1      $439.8            $449.2
      EBITDA (3)..............     49.6       54.1       85.0        86.9              90.7

-------
(1) Actual as restated for the ZERO pooling-of-interests transaction.
(2) Pro forma to reflect full year impact of the Vero, Rubicon and other acquisitions as if they had occurred as of the beginning of the respective periods.
(3) As previously defined (does not include corporate overhead expense allocations).

Tools and Supplies

   The Tools and Supplies segment provides a wide array of branded, specialized electrical and industrial tools and supplies to wholesale distributors, catalogs and various retail distribution channels. APW's Tools and Supplies segment has particular expertise in high-pressure hydraulic design and plastic injection molding. For example, under the Enerpac brand name, APW is a leading supplier of high- pressure hydraulic pumps and cylinders used to lift and move heavy equipment in repair and maintenance facilities.

   Principal brand names include Enerpac, GB Gardner Bender, Ancor, Calterm and Del City. End user markets include general industrial, construction, retail marine, retail automotive, do-it-yourself and production automation. To provide its customers with the service levels required, APW maintains efficient warehouse and physical distribution capabilities in North America, Europe and Asia. Tools and Supplies sales are derived from North America (69%), Europe (19%), Asia (9%) and Latin America (3%). In addition to its own product line, APW also globally sources certain complementary products to better serve its customers. Major customers include Home Depot, Ace Hardware, Lowe's and Grainger. No one customer accounts for more than 3% of the Tools and Supplies segment's net sales.

   Since fiscal 1996, Tools and Supplies has improved its performance by adopting special production signalling processes (often referred to by the Japanese term, Kanban) and manufacturing cell work units designed to reduce work-in-process inventory, accelerate work flow and improve quality. During this same time period, APW rationalized its product offering in this segment by 44% to approximately 10,000 of its more profitable stock-keeping units ("SKUs") from approximately 18,000 SKUs.

                   Tools and Supplies Selected Financial Data

                                           Year ended August 31,
                               ----------------------------------------------   Pro forma twelve
                                  1996       1997       1998        1998          months ended
                               actual (1) actual (1) actual (1) pro forma (2) November 30, 1998 (2)
                               ---------- ---------- ---------- ------------- ---------------------
                                                      (dollars in millions)

      Net sales...............   $278.5     $289.3     $316.3      $329.3            $325.0
      EBITDA (3)..............     43.3       37.8       48.2        51.1              52.0

-------
(1) Actual as restated for the ZERO pooling-of-interests transaction.
(2) Pro forma to reflect full year impact of the Vero, Rubicon and other acquisitions as if they had occurred as of the beginning of the respective periods.
(3) As previously defined (does not include corporate overhead expense allocations).

                                  The Offering

Issuer..................  Applied Power Inc.
Notes Offered...........  $175.0 million aggregate principal amount of      % Senior
                          Subordinated Notes due 2009 (the "Notes").
Additional Notes........  Up to $100.0 million aggregate principal amount of
                          Additional Notes with the same terms as the Notes may be
                          issued in future offerings, subject to compliance with the indenture governing the Notes.
Maturity Date...........          , 2009.
Interest Payment Dates..           and               of each year, commencing
                              , 1999.
Optional Redemption.....  On or after          , 2004, APW has the option to redeem
                          all or a portion of the Notes at the redemption prices set forth in the section "Description of Notes" under the
                          heading "Optional Redemption."
                          Before        , 2002, APW has the option to redeem up to 35%
                          of the aggregate principal amount of the Notes with the
                          proceeds of certain public equity offerings at a redemption
                          price equal to   % of their principal amount plus accrued
                          interest to the redemption date.
Change of Control.......  If APW experiences specific kinds of changes of control, APW must make an offer to repurchase the Notes at 101% of their principal amount, plus accrued interest to the date of
                          repurchase.
Ranking.................  The Notes are senior subordinated obligations. The Notes rank behind our current and future senior debt.
                          After APW issues the Notes and applies the proceeds as
                          intended, as of November 30, 1998, APW would have had
                          approximately $701.6 million of outstanding senior debt
                          (excluding $89.7 million in off-balance sheet receivables
                          interests sold). The Notes would have been subordinated to the entire amount of that outstanding indebtedness.
Restrictive Covenants...  The indenture governing the Notes will, among other things, limit the ability of APW and most or all its subsidiaries
                          to:
                          .become liable for additional indebtedness;
                          .  pay dividends on stock or repurchase stock or
                             subordinated indebtedness;
                          .make certain investments;
                          .sell certain assets;
                          .use assets to secure subordinated indebtedness;
                          .  engage in transactions with affiliated persons or
                             businesses; and
                          .engage in mergers and consolidations.

                          These covenants are subject to a number of important
                          exceptions.
Use of Proceeds.........  APW intends to apply the net proceeds from the offering of the Notes (the "Offering") to repay a portion of its
                          borrowings. See "Use of Proceeds."

                        SUMMARY FINANCIAL AND OTHER DATA

   The following table presents summary financial and other data with respect to APW and is derived from (1) the audited consolidated financial statements of APW as of and for the three years ended August 31, 1998, 1997 and 1996 and from the unaudited condensed consolidated financial statements of APW as of and for the three months ended November 30, 1998 and 1997, and (2) the unaudited pro forma financial statements included elsewhere in this prospectus supplement which give effect to the acquisitions of (i) Vero (acquired in June 1998), Rubicon (acquired in September 1998), and Versa Technologies, Inc. ("Versa/Tek") (acquired in October 1997), and (ii) eight other acquisitions APW made in fiscal 1998, primarily in its Enclosure Products and Systems segment, as if they had all occurred as of the beginning of the periods presented. The pro forma as adjusted information assumes that the net proceeds of the Offering are applied to pay down existing borrowings. (See "Pro Forma Financial Information" for a description of the assumed terms of the Offering.) The historical audited consolidated financial statements have been restated to reflect APW's merger with ZERO in July 1998 which was accounted for as a pooling of interests. The summary financial and other data for APW as of and for the three months ended November 30, 1998 and 1997 are derived from unaudited financial statements and, in the opinion of management, include all necessary adjustments for the fair presentation of such information. Results of interim periods are not necessarily indicative of the results for the full year. The information set forth below should be read together with the other information contained in this prospectus supplement or in the prospectus under the captions "Capitalization," "Selected Consolidated Financial Data," "Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and the related notes thereto.

                        Summary Financial and Other Data

                                                                                                           For the
                                                                                                            twelve
                                                                         For the three months ended      months ended
                               For the year ended August 31,                    November 30,             November 30,
                          -------------------------------------------  --------------------------------- ------------
                                                           Pro forma                          Pro forma   Pro forma
                                   Historical             as adjusted      Historical        as adjusted as adjusted
                          ------------------------------  -----------  --------------------  ----------- ------------
                            1996      1997       1998        1998        1997       1998        1998         1998
                          --------  --------  ----------  -----------  --------  ----------  ----------- ------------
                                            (dollars in thousands, except per share amounts)
Statement of Earnings Data:
Net sales...............  $777,462  $897,758  $1,230,689  $1,713,907   $275,375  $  435,660   $460,299    $1,746,682
Gross profit............   290,471   327,207     394,973     524,419     95,682     137,402    140,282       524,654
Engineering, selling,
 and administrative
 expenses...............   201,333   217,522     269,227     350,388     60,437      82,418     84,120       346,828
Amortization of
 intangible assets......     5,140     8,013      20,353      34,667      2,680       7,065      7,765        35,105
Restructuring charges...       --        --       20,298      20,298        --          --         --         20,298
Merger related
 expenses...............       --        --        9,276       9,276        --          --         --          9,276
Contract termination
 costs..................       --        --          --          --         --        7,824      7,824         7,824
                          --------  --------  ----------  ----------   --------  ----------   --------    ----------
Operating earnings......    83,998   101,672      75,819     109,790     32,565      40,095     40,573       105,323
Net financing costs.....     7,892    16,158      28,531      74,549      5,217      13,899     16,956        72,061
Other expense (income)..    (1,308)   (3,710)    (10,097)     (8,402)    (1,901)         (7)       (34)       (6,979)
                          --------  --------  ----------  ----------   --------  ----------   --------    ----------
Earnings before income
 tax expense............    77,414    89,224      57,385      43,643     29,249      26,203     23,651        40,241
Income tax expense......    26,735    31,299      30,698      23,546     10,134       9,802      9,040        26,619
                          --------  --------  ----------  ----------   --------  ----------   --------    ----------
Net earnings............  $ 50,679  $ 57,925  $   26,687  $   20,097   $ 19,115  $   16,401   $ 14,611    $   13,622
                          ========  ========  ==========  ==========   ========  ==========   ========    ==========
Basic earnings per share
 (1)....................  $   1.26  $   1.53  $     0.70  $     0.52   $   0.50  $     0.42   $   0.38    $     0.35
Diluted earnings per
 share (1)..............      1.22      1.47        0.66        0.50       0.48        0.41       0.36          0.34

Other Data:
EBITDA (2)..............  $112,539  $136,494  $  195,902  $  256,137   $ 42,570  $   66,685   $ 68,463    $  260,996
Depreciation and
 amortization...........    27,233    31,112      52,632      80,591      9,813      18,759     20,032        81,807
Capital expenditures....    31,391    33,463      56,827      89,767     10,400      16,866     18,279        84,120
Ratio of pro forma total
 debt to pro forma
 EBITDA.................                                                                                         3.4x
Ratio of pro forma
 EBITDA to pro forma
 interest expense.......                                                                                         3.6x
Ratio of earnings to
 fixed charges (3)......       7.4x      5.3x        2.6x        1.5x                   2.6x       2.2x          1.5x
Balance Sheet Data
 (at period end):
Working capital.........  $157,349  $167,972  $  103,856               $162,578  $  136,411               $  136,411
Total assets............   547,078   649,546   1,174,722                803,084   1,610,841                1,610,841
Total debt..............   144,211   174,629     512,648                283,287     872,185                  876,585
Shareholders' equity....   253,284   305,361     341,882                333,506     362,937                  362,937

                   Notes To Summary Financial and Other Data
                (Dollars in thousands, except per share amounts)

(1) APW recorded after-tax restructuring and other one-time charges in the fourth quarter of fiscal 1998 of $52,637, or $1.31 per share on a diluted basis. The pre-tax charges of $69,440 related to costs associated with the ZERO merger, various plant consolidations (principally associated with the Enclosure Products and Systems segment) and other cost reduction and product rationalization efforts of APW. The charges are included in the financial statements as follows: gross profit--$25,785; engineering, selling and administrative expenses--$9,019; amortization of intangibles-- $5,062; restructuring charges--$20,298; and merger related expenses-- $9,276. In addition to the charges above, ZERO recognized a net after-tax gain of $4,586, or $0.11 per share on a diluted basis, for special items relating to a gain from life insurance and sale of property, offset by a provision for the estimated loss on the sale of a subsidiary. APW recorded a non-recurring, non-taxable life insurance gain of $1,709, or $0.05 per share, in the three months ended November 30, 1997, and a non-recurring contract termination charge of $7,824 pre-tax, or $0.12 per diluted share, in the three months ended November 30, 1998. Excluding the restructuring charges, ZERO non-recurring net gains, the non-recurring life insurance gain and the contract termination charge, basic earnings per share and diluted earnings per share would have been as follows for each of the periods indicated:

                                                                             For the
                                                                              twelve
                              For the year ended    For the three months   months ended
                                  August 31,         ended November 30,    November 30,
                            ---------------------- ----------------------- ------------
                                        Pro forma               Pro forma   Pro forma
                            Historical as adjusted Historical  as adjusted as adjusted
                            ---------- ----------- ----------- ----------- ------------
                               1998       1998     1997  1998     1998         1998
                            ---------- ----------- ----- ----- ----------- ------------
   Basic earnings per
    share..................   $1.90       $1.73    $0.46 $0.55    $0.50       $1.72
   Diluted earnings per
    share..................    1.82        1.65     0.43  0.53     0.48        1.66

(2) "EBITDA" is defined as income from continuing operations before interest, taxes, depreciation and amortization, excluding restructuring and other non-recurring items (described in Note (1) above). APW believes that EBITDA provides useful information regarding APW's ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations as an indicator of APW's operating performance or as a measure of APW's liquidity.

(3) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, cumulative effect of change in accounting methods, discontinued operations, extraordinary items and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt expense and one-third of rent expense which is deemed representative of an interest factor. Excluding the non-recurring items as described in Note (1) above, the ratio of earnings to fixed charges would have been 4.3x, 2.2x, 2.6x and 2.3x for the year ended August 31, 1998, for the pro forma as adjusted year ended August 31, 1998, for the pro forma as adjusted three months ended November 30, 1998, and for the pro forma as adjusted twelve months ended November 30, 1998, respectively.

                                  RISK FACTORS

                           APW Depends on Borrowings

    Assuming that APW applies all of the money raised in the Offering to pay its lenders under the Credit Agreement, about 70% of APW's capital will be from borrowings. But, because APW intends to use the proceeds from this Offering to restore its revolving credit borrowing capacity, the percentage of APW's capital represented by borrowings could eventually increase above the 70% level. The high level of borrowing poses risks to APW, which may include:

  . The inability of APW to obtain necessary funding in the future

  . Increased borrowing costs if interest rates rise

  . Increased vulnerability to competition, downturns in business and general economic factors

    Also, APW may not be able to further expand or replace current sources of borrowing with ones equally or more favorable to APW.

    Furthermore, outside events could affect repayment of borrowings. There are many economic, financial, competitive, regulatory and other factors that affect APW's ability to pay back its borrowings, but which APW does not control.

              APW Relies on its Subsidiaries to Fund its Business

    The operations of APW are primarily conducted through its subsidiaries, including foreign subsidiaries, which own a significant portion of APW's consolidated assets. Consequently, APW's operating cash flow and ability to service indebtedness, including the Notes, partially depend upon the operating cash flow of its subsidiaries and the payment of funds by them to APW in the form of loans, dividends or otherwise. The subsidiaries are separate legal entities that have no obligations to pay any amounts due pursuant to the Notes or to make any funds available for that purpose, whether by dividends, interest, loans, advances and other payments. In addition, their ability to pay dividends and make loans, advances and other payments to APW depends on any statutory or other contractual restrictions, which may include requirements to maintain minimum levels of working capital and other assets.

    The Notes will effectively be junior to all liabilities of APW's subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of these liabilities, the subsidiary may not have sufficient assets remaining to make payments to APW as a shareholder or otherwise. The Indenture governing the Notes will permit APW and its subsidiaries to incur additional indebtedness, including secured indebtedness.

        The Notes are Subordinated to APW's Senior Debt and Secured Debt

    The Notes will be subordinated to APW's current and future senior debt. Upon any distribution to APW's creditors in a liquidation, dissolution, bankruptcy or similar proceeding, the holders of senior debt will be entitled to be paid in full before any payment may be made to the holders of the Notes. In addition, all payments on the Notes will be blocked if a payment default on senior debt occurs and may be blocked for up to 179 days if certain non-payment defaults on senior debt occur. In any of these events, APW cannot guarantee that it will have sufficient assets to pay the amounts due on the Notes. As a result, holders of Notes may receive less, proportionately, than the holders of senior debt.

    If APW had issued the Notes and applied the proceeds on November 30, 1998, its outstanding senior debt would have been $701.6 million on a pro forma basis (excluding $89.7 million in off-balance sheet receivables interests sold). In addition, the indenture governing the Notes and APW's Credit Agreement for its senior debt permit APW to incur additional senior debt in the future, including the entire amount that will be available for borrowing under the Credit Agreement. While the indenture limits the amount of debt APW can incur, it does not limit how much of that debt can be senior debt.

    In addition to the subordination provisions described above, the Notes will not be secured by any of APW's assets. As a result, the Notes will be effectively subordinated to APW's secured debt to the extent of the value of the assets securing such debt. Upon any distribution to APW's creditors in a liquidation, dissolution, bankruptcy or other similar proceeding, the holders of APW's secured debt or the secured debt of its subsidiaries may assert rights against the secured assets in order to receive payment in full of such debt before such assets may be used to pay the holders of the Notes.

               APW's Growth Places New Demands on its Management

    There are substantial risks presented by the fact that APW recently has grown rapidly and significantly. For example, from fiscal 1997 to fiscal 1998, APW saw an increase in net sales of about 79% and an increase in employees of about 128%. This growth comes from APW both expanding current operations and from acquiring other businesses. With this growth comes risks, such as from:

  . Integrating new people and operations

  . Making technical, operational and administrative changes

  .  Increasing reliance on outside sources for money

    APW believes it can manage these and other such risks that it faces. But, APW cannot be certain that it will succeed in managing them.

             APW's Acquisitions May Create Transitional Challenges

    APW's business strategy includes growth through strategic acquisitions, which depends upon the availability of suitable acquisition candidates at reasonable prices and APW's ability to quickly resolve transitional challenges. These challenges include integration of product lines, sales forces and manufacturing facilities and decisions regarding divestitures, inventory write-offs and other charges. Also, these challenges involve risks of employee turnover, disruption in product cycles and the loss of sales momentum. Since September 1996, APW has invested approximately $1.3 billion in mergers and acquisitions. APW believes its integration of these investments with its existing operations will not involve unnecessary costs, delays or other problems. Nevertheless, APW cannot be certain it will meet these transitional challenges.

        APW's International Operations Pose Political and Economic Risks

    APW has recently increased the size of its international operations, especially those in Europe. This increase has been due in large part to its acquisitions of Vero and Rubicon. In addition to the risks associated with rapid growth discussed above, such international operations present APW with special risk factors, including those associated with:

  . New regulatory systems or changes in foreign regulations

  . Foreign currency fluctuations

  . Trade or foreign currency exchange restrictions

  . Political and economic instability

  . Cultural differences

    As APW expands its international presence, these risks may increase.

                  Market Demand for APW's Products May Decline

    The demand for APW's products depends upon the general economic conditions of the markets in which APW competes. Although APW has been expanding preferentially into markets that it believes are less prone to downturns, downward economic cycles could result in lower sales, which may reduce APW's ability to make payments on the Notes.

    In particular, APW gets much of its business from original equipment manufacturers. From time to time the business of these manufacturers may decline. When this happens, APW's business may decline as well.

             APW's Businesses are in Highly Competitive Industries

    APW's business strategy contemplates continued outsourcing by its customers. These customers could decide to manufacture in house the products they currently purchase from APW. APW's business would drop significantly if such a decision was made.

    To compete successfully, APW's products must excel in terms of quality, price, product line, ease of use and safety, and APW must also provide excellent customer service. Present or future competitors may have greater financial or technical resources, which could put APW at a competitive disadvantage.

         Environmental Laws and Regulations May Result in Costs to APW

    APW has been identified by the U.S. Environmental Protection Agency as a "Potentially Responsible Party" regarding remediation of various multi-party sites under the Comprehensive Environmental Response, Compensation and Liability Act. Theoretically, any responsible party could be held liable for all cleanup costs at such a site. Based on its investigations, APW believes that it is a de minimis (very minor) participant in most cases, and that any liability which APW may incur as a result of its involvement with these sites, taken together with any future expenditures for private damage claims and environmental compliance, will not have a material effect on APW's financial position. Nevertheless, APW cannot guarantee that additional remediation and compliance obligations will not arise which require it to make significant expenditures.

               APW Must Contend with the Year 2000 Computer Issue

    The Year 2000 issue concerns the potential exposure related to the erroneous generation of business and financial information resulting from the fact that certain computer systems and programs use two digits, rather than four, to define the applicable year of business transactions. These programs do not properly recognize a year that begins with a "20" instead of the familiar "19." These programs may process data incorrectly or stop processing data altogether. APW relies upon its own and vendor-supplied technology and recognizes the potential business risk to its assets and systems associated with the arrival of the Year 2000.

    APW has undertaken a number of substantial measures to counter the Year 2000 problem, and APW expects to be Year 2000 compliant by the end of fiscal 1999. The remaining cash cost of achieving Year 2000 compliance is estimated to range between $3 million and $5 million, which is expected to be funded with cash flow from operations. Nevertheless, APW's customers and suppliers may not have management information systems that are Year 2000 compliant and required systems modifications may not be completed by the Year 2000. Failure to be Year 2000 compliant could have a material adverse effect on APW's results of operations, business, prospects and financial conditions.

               Investors May Find it Difficult to Trade the Notes

    There is currently no public market for the Notes and the Company does not intend to apply for listing of the Notes on any securities exchange. Although the Underwriters have informed APW that they intend to make a market in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. The Company cannot predict whether the Notes will trade actively. See "Underwriting."

                                USE OF PROCEEDS

    The net proceeds to APW from the Offering are estimated to be approximately $170.6 million after deducting underwriting discounts (exclusive of offering expenses estimated at $400,000). APW intends to use the net proceeds for the repayment of a portion of the borrowings outstanding under the Multicurrency Credit Agreement, dated as of October 14, 1998, among APW and Enerpac B.V., a Netherlands subsidiary of APW, and various financial institutions (the "Credit Agreement") to restore its borrowing capacity under the Credit Agreement, subject to the terms thereof. As agreed by the parties to the Credit Agreement, the repayment will not reduce APW's borrowing capacity under the Credit Agreement.

    The Credit Agreement provides for an $850.0 million, five-year revolving credit facility. At February 28, 1999, direct outstanding borrowings under the facility were $612.6 million and commercial paper borrowings and certain loan notes, each considered a utilization of the facility, were $152.3 million and $32.5 million, respectively. After giving effect to the Offering and the anticipated use of proceeds, APW would have $223.2 million as of February 28, 1999, available for borrowings under the Credit Agreement. APW can borrow at a floating rate of LIBOR plus 0.275% to 1.375% annually, depending on the debt-to-EBITDA ratio. At the date of this prospectus supplement, the applicable interest rate is based on a spread of 1.00% above 30-day LIBOR, determined by the underlying currency of the debt which APW is borrowing (which amounted to an interest rate of 5.938% at February 28, 1999, on borrowings denominated in US Dollars). Borrowings under the Credit Agreement were used to finance APW's acquisition of Rubicon and for other general corporate purposes.

                                 CAPITALIZATION

    The following table sets forth as of November 30, 1998 (i) the historical consolidated capitalization of APW and (ii) the consolidated capitalization of APW after giving effect to the Offering and the application of the estimated net proceeds as described in "Use of Proceeds." The table should be read in conjunction with the consolidated financial statements, the notes thereto and the other financial data contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Pro Forma Financial Information" and "Selected Consolidated Financial Data."

                                                            At November 30, 1998
                                                            --------------------
                                                                      Pro forma
                                                             Actual  as adjusted
                                                            -------- -----------
                                                                (dollars in
                                                                 millions)
Credit Agreement........................................... $  612.8  $  442.2
Pound Sterling credit agreement............................     26.9      26.9
Commercial paper...........................................    143.6     143.6
Floating unsecured loan notes due 2003.....................     33.9      33.9
Senior promissory notes due 2011...........................     50.0      50.0
Other......................................................      5.0       5.0
Senior Subordinated Notes..................................      --      175.0
                                                            --------  --------
  Total debt...............................................    872.2     876.6
Shareholders' equity.......................................    362.9     362.9
                                                            --------  --------
  Total capitalization..................................... $1,235.1  $1,239.5
                                                            ========  ========

                        PRO FORMA FINANCIAL INFORMATION

    The Unaudited Pro Forma Statements of Operations contained in this prospectus supplement give effect to the following transactions and events as if they had occurred at the beginning of the periods presented: (1) the acquisitions of Vero, Rubicon, and Versa/Tek and (2) eight other acquisitions APW made in fiscal 1998, primarily in its Enclosure Products and Systems segment. In addition, the pro forma as adjusted data give effect to the sale and issuance of an aggregate $175.0 million principal amount of Notes. Historical results have already been restated to reflect APW's merger with ZERO in July 1998 which was accounted for as a pooling of interests.

    The pro forma results do not include any synergies that APW expects to obtain as a result of the merger and acquisitions made during fiscal 1998. APW expects to receive cost synergies by the elimination of duplicate corporate expenses as well as other duplicate activities throughout the acquired companies.

   The Unaudited Pro Forma Statements of Operations are provided for informational purposes only and should not be construed to be indicative of APW's consolidated financial position or results of operations had such events been consummated on the dates assumed. APW's actual consolidated financial position and results of operations in future periods will be affected by various factors, many of which are beyond APW's control, including fluctuations in APW's earnings. The pro forma statements do not, therefore, project APW's financial position or results of operations for any future date or period. Notwithstanding the foregoing, APW believes that the assumptions made with respect to such events provide a reasonable basis on which to present the pro forma results.

   The unaudited pro forma financial information and accompanying notes should be read in conjunction with APW's Consolidated Financial Statements, the notes thereto and the other financial data contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

   The following three tables set forth the pro forma as adjusted results of operations for (i) the year ended August 31, 1998, (ii) the three months ended November 30, 1998, and (iii) the twelve months ended November 30, 1998, to reflect the results of the acquired companies for the periods not already reflected in APW's audited historical results. The purchase price adjustments reflect the additional interest expense that would have been incurred by APW as well as the additional amortization of the excess of the respective purchase prices over the fair value of the assets and liabilities assumed as if the acquisitions had occurred as of the beginning of the periods presented. The offering adjustments reflect the interest expense and tax impact of the Offering.

                  Unaudited Pro Forma Statement of Operations
                           Year Ended August 31, 1998

                                                                             Purchase
                                       Versa  Rubicon    Vero                 price                Offering   Pro forma
                                       from     from     from      Other     adjust-   Pro forma   adjust-   as adjusted
                          Year ended  9/1/97- 9/1/97-  9/1/97-  acquisitions  ments    year ended   ments    year ended
                           8/31/98    9/30/97 8/31/98  5/31/98   to 8/31/98    (1)      8/31/98      (2)       8/31/98
                          ----------  ------- -------- -------- ------------ --------  ----------  --------  -----------
                                                   (in thousands, except per share amounts)
Statement of Earnings
 Data:
Net sales ..............  $1,230,689  $8,964  $265,354 $158,146   $50,754    $     -   $1,713,907  $    -    $1,713,907
Gross profit ...........     394,973   3,016    46,170   69,214    11,046          -      524,419       -       524,419
Engineering, selling,
 and administrative
 expenses ..............     269,227     968    18,974   53,000     8,219          -      350,388       -       350,388
Amortization of
 intangible assets            20,353      -      3,465      328        -       10,521      34,667       -        34,667
Restructuring charges ..      20,298      -         -        -         -           -       20,298       -        20,298
Merger related expenses
 .......................       9,276      -         -        -         -           -        9,276       -         9,276
Contract termination
 costs .................          -       -         -        -         -           -           -        -            -
                          ----------  ------  -------- --------   -------    --------  ----------  -------   ----------
Operating earnings .....      75,819   2,048    23,731   15,886     2,827     (10,521)    109,790       -       109,790
Net financing costs ....      28,531      -        720      531        -       40,497      70,279    4,270       74,549
Other expense/ (income)
 .......................     (10,097)     -      1,695       -         -           -       (8,402)      -        (8,402)
                          ----------  ------  -------- --------   -------    --------  ----------  -------   ----------
Earnings before income
 tax expense ...........      57,385   2,048    21,316   15,355     2,827     (51,018)     47,913   (4,270)      43,643
Income tax expense .....      30,698     737     5,542    6,142     1,074     (19,067)     25,126   (1,580)      23,546
                          ----------  ------  -------- --------   -------    --------  ----------  -------   ----------
Net earnings ...........  $   26,687  $1,311  $ 15,774 $  9,213   $ 1,753    $(31,951) $   22,787  $(2,690)  $   20,097
                          ==========  ======  ======== ========   =======    ========  ==========  =======   ==========
Basic earnings per share
 (3) ...................  $     0.70                                                   $     0.59            $     0.52
Diluted earnings
 per share (3) .........        0.66                                                         0.57                  0.50
Other Data:
EBITDA (4)..............  $  195,902  $2,223  $ 32,224 $ 21,094   $ 4,694    $     -   $  256,137  $    -    $  256,137
Depreciation............      32,279     175     6,723    4,880     1,867          -       45,924       -        45,924
Amortization............      20,353      -      3,465      328        -       10,521      34,667       -        34,667

                  Unaudited Pro Forma Statement of Operations
                      Three Months Ended November 30, 1998

                                                                                        Pro forma
                           Three     Rubicon                   Pro forma               as adjusted
                           months    from                     three months  Offering   three months
                           ended    9/1/98-   Purchase price     ended     adjustments    ended
                          11/30/98  9/30/98   adjustments (1)   11/30/98       (2)       11/30/98
                          --------  --------  --------------- ------------ ----------- ------------
                                         (in thousands, except per share amounts)
Statement of Earnings
 Data:
Net sales...............  $435,660  $24,639       $    -        $460,299     $   -       $460,299
Gross profit............   137,402    2,880            -         140,282         -        140,282
Engineering, selling,
 and administrative
 expenses...............    82,418    1,702            -          84,120         -         84,120
Amortization of
 intangible assets......     7,065      347           353          7,765         -          7,765
Restructuring charges...        -        -             -              -          -             -
Merger related
 expenses...............        -        -             -              -          -             -
Contract termination
 costs..................     7,824       -             -           7,824         -          7,824
                          --------  -------       -------       --------     ------      --------
Operating earnings......    40,095      831          (353)        40,573         -         40,573
Net financing costs.....    13,899      (52)        2,041         15,888      1,068        16,956
Other expense/(income)..        (7)     (27)           -             (34)        -            (34)
                          --------  -------       -------       --------     ------      --------
Earnings before income
 tax expense............    26,203      910        (2,394)        24,719     (1,068)       23,651
Income tax expense......     9,802      364          (731)         9,435       (395)        9,040
                          --------  -------       -------       --------     ------      --------
Net earnings............  $ 16,401  $   546       $(1,663)      $ 15,284     $ (673)     $ 14,611
                          ========  =======       =======       ========     ======      ========
Basic earnings per share
 (3)....................  $   0.42                              $   0.40                 $   0.38
Diluted earnings per
 share (3)..............      0.41                                  0.38                     0.36
Other Data:
EBITDA (4)..............  $ 66,685  $ 1,778       $    -        $ 68,463     $   -       $ 68,463
Depreciation............    11,694      573            -          12,267         -         12,267
Amortization............     7,065      347           353          7,765         -          7,765

                  Unaudited Pro Forma Statement of Operations
                     Twelve Months Ended November 30, 1998

                                                                                                         Pro forma
                                                                                Pro forma               as adjusted
                            Twelve    Rubicon    Vero                Purchase     twelve                  twelve
                            months      from     from      Other       price      months     Offering     months
                            ended     12/1/97- 12/1/97- acquisitions  adjust-     ended     adjustments    ended
                           11/30/98   9/30/98  5/31/98  to 11/30/98  ments (1)   11/30/98       (2)      11/30/98
                          ----------  -------- -------- ------------ ---------  ----------  ----------- -----------
                                                 (in thousands, except per share amounts)
Statement of Earnings
 Data:
Net sales...............  $1,390,974  $220,603 $104,282   $30,823    $     -    $1,746,682    $    -    $1,746,682
Gross profit............     436,692    36,870   45,490     5,602          -       524,654         -       524,654
Engineering, selling,
 and administrative
 expenses...............     291,208    16,167   35,315     4,138          -       346,828         -       346,828
Amortization of
 intangible assets......      24,738     2,888      237        -        7,242       35,105         -        35,105
Restructuring charges...      20,298        -        -         -           -        20,298         -        20,298
Merger related
 expenses...............       9,276        -        -         -           -         9,276         -         9,276
Contract termination
 costs..................       7,824        -        -         -           -         7,824         -         7,824
                          ----------  -------- --------   -------    --------   ----------    -------   ----------
Operating earnings......      83,348    17,815    9,938     1,464      (7,242)     105,323         -       105,323
Net financing costs.....      37,213       247      405        -       29,926       67,791      4,270       72,061
Other expense/(income)..      (8,202)    1,223       -                     -        (6,979)        -        (6,979)
                          ----------  -------- --------   -------    --------   ----------    -------   ----------
Earnings before income
 tax expense............      54,337    16,345    9,533     1,464     (37,168)      44,511     (4,270)      40,241
Income tax expense......      30,366     6,739    3,813       556     (13,275)      28,199     (1,580)      26,619
                          ----------  -------- --------   -------    --------   ----------    -------   ----------
Net earnings............  $   23,971  $  9,606 $  5,720   $   908    $(23,893)  $   16,314    $(2,690)  $   13,622
                          ==========  ======== ========   =======    ========   ==========    =======   ==========
Basic earnings per share
 (3)....................  $     0.62                                            $     0.42              $     0.35
Diluted earnings per
 share (3)..............        0.60                                                  0.41                    0.34
Other Data:
EBITDA (4)..............  $  220,015  $ 25,099 $ 13,499   $ 2,383    $     -    $  260,996    $    -    $  260,996
Depreciation............      36,840     5,619    3,324       919          -        46,702         -        46,702
Amortization............      24,738     2,888      237        -        7,242       35,105         -        35,105

             Notes to Unaudited Pro Forma Statements of Operations
  (dollars in thousands unless otherwise indicated, except per share amounts)

    (1) Adjustments include amortization of the excess of the respective purchase prices over the net assets acquired, the incremental interest expense, and the related tax effects that would have been incurred by APW had the pro forma acquisitions occurred at the beginning of the periods presented.

    (2) Adjustments include the following:


                                                                      For the
                                                      For the three    twelve
                                   For the year ended months ended  months ended
                                        8/31/98         11/30/98      11/30/98
                                   ------------------ ------------- ------------
                                               (dollars in millions)
Elimination of interest expense
 related to repayments of
 borrowing under the Credit
 Agreement with the net proceeds
 expected from the Offering......        $(11.3)          $(2.8)       $(11.3)
Interest on the Notes using an
 assumed interest rate of
 8.625%..........................          15.1             3.8          15.1
Amortization of estimated
 deferred finance fees related to
 the Notes.......................           0.5             0.1           0.5
                                         ------           -----        ------
Net adjustment to interest
 expense.........................        $  4.3           $ 1.1        $  4.3
                                         ======           =====        ======

    (3) APW recorded after-tax restructuring and other one-time charges in the fourth quarter of fiscal 1998 of $52,637, or $1.31 per share on a diluted basis. The pre-tax charges of $69,440 related to costs associated with the ZERO merger, various plant consolidations (principally associated with the Enclosure Products and Systems segment) and other cost reductions and product rationalization efforts of APW. The charges included in the financial statements are as follows: gross profit--$25,785; engineering, selling and administrative expenses--$9,019; amortization of intangibles--$5,062; restructuring charges--$20,298; and merger related expenses--$9,276. In addition to the charges above, ZERO recognized a net after-tax gain of $4,586, or $0.11 per share on a diluted basis, for special items relating to a gain from life insurance and sale of property, offset by a provision for the estimated loss on the sale of a subsidiary. APW recorded a non-recurring, non-taxable life insurance gain of $1,709, or $0.05 per share, in the three months ended November 30, 1997, and a non-recurring contract termination charge of $7,824 pre-tax, or $0.12 per diluted share, in the three months ended November 30, 1998. Excluding the restructuring charges, ZERO non-recurring net gains, the non-recurring life insurance gain and the contract termination charge, basic earnings per share and diluted earnings per share would have been as follows for each of the periods indicated:

                                                                          For the
                                                                           twelve
                           For the year ended    For the three months   months ended
                               August 31,         ended November 30,    November 30,
                         ---------------------- ----------------------- ------------
                                     Pro forma               Pro forma   Pro forma
                         Historical as adjusted Historical  as adjusted as adjusted
                         ---------- ----------- ----------- ----------- ------------
                            1998       1998     1997  1998     1998         1998
                         ---------- ----------- ----- ----- ----------- ------------
Basic earnings per
 share..................   $1.90       $1.73    $0.46 $0.55    $0.50       $1.72
Diluted earnings per
 share..................    1.82        1.65     0.43  0.53     0.48        1.66

    (4) "EBITDA" is defined as income from continuing operations before interest, taxes, depreciation and amortization, excluding restructuring and other non-recurring items (described in Note (3) above). APW believes that EBITDA provides useful information regarding APW's ability to service its indebtedness, but should not be considered in isolation or as a substitute for operating income or cash flow from operations as an indicator of APW's operating performance or as a measure of APW's liquidity.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial information of APW for the five fiscal years in the periods ended August 31, 1998, 1997, 1996, 1995, and 1994 and for the three-month periods ended November 30, 1998 and 1997. This selected financial information should be read in conjunction with APW's consolidated financial statements and notes thereto incorporated by reference in the accompanying prospectus. The selected financial data reflect the combined results of operations and financial position of APW and ZERO restated for all periods presented pursuant to the pooling-of-interests method of accounting and includes the results of other acquired companies from their respective effective dates of acquisition in accordance with the purchase method of accounting.

                                                                             Three months ended
                                     Years ended August 31,                     November 30,
                          --------------------------------------------       -------------------
                          1994 (1) 1995 (1) 1996 (1) 1997 (1) 1998 (1)         1997      1998
                          -------- -------- -------- -------- --------       -------------------
                                      (In millions, except per share amounts)
Net sales...............   $605.5   $706.8   $777.5   $897.8  $1,230.7       $  275.4 $    435.7
Gross profit............    219.4    263.0    290.5    327.2     395.0           95.7      137.4
Earnings(loss)
 Continuing operations..     29.7     39.8     50.7     57.9      26.7(2)(3)     19.1       16.4(6)
 Discontinued
  operations............     (0.4)     --       --       --        --             --         --
 Extraordinary loss.....      --      (4.9)     --       --        --             --         --
                           ------   ------   ------   ------  --------       -------- ----------
 Net earnings...........   $ 29.3   $ 34.9   $ 50.7   $ 57.9  $   26.7       $   19.1 $     16.4
                           ======   ======   ======   ======  ========       ======== ==========
Basic earnings(loss) per
 share
 Continuing operations..   $ 0.75   $ 0.99   $ 1.26   $ 1.53  $   0.70(2)(3) $   0.50 $     0.42(6)
 Discontinued
  operations............    (0.01)     --       --       --        --             --         --
 Extraordinary loss.....      --     (0.12)     --       --        --             --         --
                           ------   ------   ------   ------  --------       -------- ----------
 Net earnings per
  share(4)..............   $ 0.74   $ 0.87   $ 1.26   $ 1.53  $   0.70       $   0.50 $     0.42
                           ======   ======   ======   ======  ========       ======== ==========
Diluted earnings(loss)
 per share
 Continuing operations..   $ 0.74   $ 0.97   $ 1.22   $ 1.47  $   0.66(2)(3) $   0.48 $     0.41(6)
 Discontinued
  operations............    (0.01)     --       --       --        --             --         --
 Extraordinary loss.....      --     (0.12)     --       --        --             --         --
                           ------   ------   ------   ------  --------       -------- ----------
 Net earnings per share
  (4)...................   $ 0.73   $ 0.85   $ 1.22   $ 1.47  $   0.66       $   0.48 $     0.41
                           ======   ======   ======   ======  ========       ======== ==========
 Dividends per common
  share.................                 See (5) below
                                           August 31,                           November 30,
                          --------------------------------------------       -------------------
                            1994     1995     1996     1997     1998           1997      1998
                          -------- -------- -------- -------- --------       -------------------
Total assets............   $476.1   $504.5   $547.1   $649.5  $1,174.7       $  803.1 $  1,610.8
Long-term obligations...     78.0     74.2    128.1    153.2     512.6          256.6      872.2
Shareholders' equity....    243.8    277.3    253.3    305.4     341.9          333.5      362.9
Actual shares
 outstanding............     39.8     40.4     37.6     38.0      38.6           38.2       38.7

                 Notes to Selected Consolidated Financial Data
                (Dollars in millions, except per share amounts)

(1) On July 31, 1998, ZERO became a wholly-owned subsidiary of APW in a merger accounted for as a pooling of interests. Prior to the merger, ZERO had a March 31 fiscal year end. The historical results have been combined using an August 31 year end for ZERO for the year ended August 31, 1998. For all prior periods, the results of operations and financial position reflect the combination of ZERO with a March 31 fiscal year end and APW with an August 31 fiscal year end. Net sales and net income for ZERO for the period April 1, 1997, through August 31, 1997 (which results are not included in the historical combined results), were $107.2 and $7.9, respectively.
(2) Earnings from continuing operations in fiscal 1998 include a net after-tax gain of approximately $4.6, or $0.11 per share on a diluted basis, for special items recognized by ZERO.
(3) Earnings from continuing operations in fiscal 1998 include charges related to merger, restructuring and other non-recurring costs of $52.6, or $1.31 per share on a diluted basis, net of income tax benefit of $16.8. The pre-tax charges of $69.4 related to costs associated with the merger of ZERO, various plant consolidations and other cost reductions and product rationalization efforts of APW.
(4) Per share amounts for all periods presented have been restated to give effect to the ZERO merger and a two-for-one stock split effected in the form of a 100 percent stock dividend distributed to APW's shareholders of record as of January 22, 1998. To effect the stock split, a total of 13.9 million shares of APW's Common Stock were issued on February 3, 1998.
(5) Prior to the merger, ZERO declared quarterly dividends of $0.03 per share in its fiscal years ended March 31, 1998 and 1997, $0.11 per share in fiscal 1996 and the fourth quarter of fiscal 1995 and $0.10 per share in the first three quarters of fiscal 1995 and each quarter of fiscal 1994. APW declared quarterly dividends of $0.015 per share (as adjusted for the stock split) in its fiscal years ended August 31, 1998, 1997, 1996, 1995 and 1994 and in the first quarter of fiscal 1999.
(6) Excluding one-time items in the first quarter of fiscal 1998 and 1999, earnings were $21.1, or $0.53 per share on a diluted basis, an increase of 23 percent over the $17.4, or $0.43 per share on a diluted basis, in the previous year. The one-time items related to a non-taxable life insurance gain on ZERO of $1.7, or $0.05 per share on a diluted basis, recorded as other income in the first quarter of 1998, and an Engineered Solutions contract termination of $7.8, or $0.12 per share on a diluted basis, recorded to operating expense in the first quarter of fiscal 1999.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


    The following discussion consists of selected portions of Management's Discussion and Analysis of Financial Condition and Results of Operations included in APW's most recent quarterly report on Form 10-Q and annual report on Form 10-K, which are incorporated by reference in the accompanying prospectus. It should be read in conjunction with those incorporated reports and with the consolidated financial statements and related notes included therein.

             For The Three Months ended November 30, 1998 and 1997
   (dollars in millions unless otherwise indicated, except per share amounts)

                             Results of Operations

    APW reported record sales for the three months ended November 30, 1998. Net earnings for the first quarter of fiscal 1999 were $16.4, or $0.41 per share on a diluted basis. Excluding one-time items in the first quarter of fiscal 1998 and 1999, earnings were $21.1, or $0.53 per share on a diluted basis, an increase of 23% over the $17.4, or $0.43 per share on a diluted basis, in the previous year. The one-time items relate to a non-taxable life insurance gain in ZERO of $1.7, or $0.05 per share on a diluted basis, recorded as other income in the first quarter of fiscal 1998, and an Engineered Solutions contract termination of $7.8, or $0.12 per share on a diluted basis, recorded to operating expense in 1999. Sales for the three month period ended November 30, 1998 were $435.7, an increase of 58% over the $275.4 reported in the comparable prior year period. Foreign currency translation had a negligible effect on reported fiscal 1999 first quarter sales as compared to the prior year period.

                                                             Three Months Ended
                                                                November 30,
                                                            --------------------
Sales by Segment                                             1998   1997  Change
----------------                                            ------ ------ ------
Enclosure Products and Systems............................. $236.4 $ 96.6  145%
Engineered Solutions.......................................  119.4  102.3   17
Tools and Supplies.........................................   79.9   76.5    5
                                                            ------ ------  ---
  Total.................................................... $435.7 $275.4   58%
                                                            ====== ======  ===

    Revenues from Enclosure Products and Systems grew 145%, bolstered by strategic acquisitions of the AA Manufacturing, Inc., Performance Manufactured Products, Inc., Product Technology Inc., Premier Industries, Brown Manufacturing Company, Vero and Rubicon businesses during fiscal 1998 and the first quarter of fiscal 1999, which added approximately $129.8 in sales for the three months ended November 30, 1998.

    Engineered Solutions reported a first quarter sales increase of 17% over the comparable prior year period. Certain businesses purchased in the Versa/Tek acquisition in the prior year combined to contribute approximately $10.4 in sales to this segment in fiscal 1999. Internal growth, principally from recreational vehicles and convertible top systems, also contributed to the increased sales.

    Revenues from Tools and Supplies increased 5% from the first quarter of fiscal 1998. Acquisitions accounted for approximately $7.3 of the sales increase. The effect of the fiscal 1998 acquisitions coupled with modest internal growth in North America offset a decline in Asia.

                                                             Three Months Ended
                                                                November 30,
                                                             -------------------
Gross Profit by Segment                                       1998  1997  Change
-----------------------                                      ------ ----- ------
Enclosure Products and Systems.............................. $ 65.7 $34.8   89%
Engineered Solutions........................................   40.6  33.0   23
Tools and Supplies..........................................   31.1  27.9   12
                                                             ------ -----  ---
  Total..................................................... $137.4 $95.7   44%
                                                             ====== =====  ===

    Total gross profit increased 44% from the first quarter of fiscal 1998, primarily due to increased sales volume and the resulting fixed manufacturing cost leverage. Overall, the Company's gross profit percentage decreased to 31.5% from 34.7% for the three months ended November 30, 1998 and 1997, respectively. The decrease is mainly attributable to the acquisition of lower gross profit margin enclosure businesses within Enclosure Products and Systems.

                                                              Three Months Ended
                                                                 November 30,
                                                              ------------------
Engineering, Selling and Administrative Expenses              1998  1997  Change
------------------------------------------------              ----- ----- ------
Enclosure Products and Systems............................... $40.5 $20.3   99%
Engineered Solutions.........................................  19.6  17.4   13
Tools and Supplies...........................................  19.2  18.5    4
General Corporate............................................   3.1   4.2  (27)
                                                              ----- -----  ---
  Total...................................................... $82.4 $60.4   36%
                                                              ===== =====  ===

    First quarter engineering, selling and administrative ("operating") expenses were 36% higher than reported in the first quarter of fiscal 1998, reflecting the impact of acquisitions, which added approximately $19.2 in operating expenses for the quarter, and the higher sales levels. In total, operating expenses were reduced to 18.9% of net sales compared to 21.9% for the first quarter ended November 30, 1997. The reduction was the result of continued efforts to aggressively manage spending levels throughout APW, along with the acquisition of businesses within Enclosure Products and Systems, which have a lower percentage of operating expenses to sales.

    During the first quarter, APW incurred a one-time charge of $4.7 after-tax, or $0.12 per share on a diluted basis, due to the cancellation of a contract within the Engineered Solutions segment. The majority of these costs were incurred prior to fiscal 1999.

    Amortization expense for the quarter ended November 30, 1998, was higher than that reported for the three months ended November 30, 1997 due to the acquisitions made subsequent to the first quarter of fiscal 1998, including primarily Vero and Rubicon.

    The operating profit margin decreased to 9.2% compared to 11.8% for the first quarter ended November 30, 1997. The decrease is a result of the non-recurring contract termination charge in the first quarter of fiscal 1999 and increased amortization expense due to the acquisitions in fiscal 1998. Excluding the non-recurring contract termination charge, the operating profit margin would have been 11.0% for the first quarter ended November 30, 1998.

    Net financing costs for the three months ended November 30, 1998, increased over the prior year comparable period as a result of the additional borrowings for the acquisitions subsequent to the first quarter of fiscal 1998.

                        Liquidity and Capital Resources

    Cash and cash equivalents totaled $8.2 at November 30, 1998, and $6.3 at August 31, 1998. In order to minimize net financing costs, APW intentionally maintains low cash balances by using available cash to reduce short-term bank borrowings.

    Net cash generated from operations, after considering non-cash items and changes in operating assets and liabilities, totaled $40.4 and $21.8 for the three month periods ended November 30, 1998 and 1997, respectively.

    Net cash used in investing activities totaled $386.4 for the first quarter of fiscal 1999, $16.9 of which was used for capital expenditures and $361.7 for the acquisition of Rubicon.

Total Capitalization                   November 30, 1998      August 31, 1998
--------------------                 --------------------- ---------------------
                                     (actual) (% of total) (actual) (% of total)
                                     -------- ------------ -------- ------------
Shareholders' equity................ $  362.9      29%      $341.9       39%
Total debt..........................    872.2      69        512.6       58
Deferred taxes......................     23.1       2         23.1        3
                                     --------     ---       ------      ---
  Total............................. $1,258.2     100%      $877.6      100%
                                     ========     ===       ======      ===

    On October 14, 1998, APW and Enerpac B.V., a Netherlands subsidiary, as Borrowers, entered into the Credit Agreement, which provides for an $850.0, 5-year revolving credit facility (the "Facility"). In conjunction with the closing of the Facility, APW terminated its prior $700.0, 5-year revolving credit facility (the "Prior Facility"), and used certain funds received under the Facility to repay borrowings under the Prior Facility. The Facility was used to finance expenses related to the acquisition of Rubicon, provide for working capital, capital expenditures and for other general corporate purposes. Outstanding debt at November 30, 1998, totaled $872.2, an increase of approximately $359.6 since the beginning of the fiscal year. Debt as a percentage of total capitalization ended the quarter at 69%, up from 58% at the beginning of the year. Dividends of $0.6 were paid, while the exercise of stock options generated an additional $0.5 of cash.

                            Year 2000 Considerations

    As is the case for most companies, the Year 2000 computer issue creates a risk for APW. If systems do not correctly recognize date information when the year changes to 2000, there could be a material adverse impact on APW's operations. However, the impact cannot be quantified at this time.

    APW is taking actions intended to ensure that its computer systems are capable of processing periods for the Year 2000 and beyond. APW has developed and has clearly articulated a written policy that Year 2000 readiness is an important responsibility for all its business leaders. In addition, APW is aggressively pursuing a comprehensive set of programs intended to reduce the risk of disruptions due to the Year 2000 problem. Issues addressed in the context of these efforts include, but are not limited to, creating management awareness regarding the Year 2000 problem and the need to become Year 2000 ready, mitigating known Year 2000 readiness problems, communicating APW's Year 2000 readiness commitment to its customers, conducting a company-wide Year 2000 readiness check, the official designation of Year 2000 readiness contacts within each business unit, comprehensive testing and compliance certification for all of APW's mission-critical business and manufacturing control systems, proactive Year 2000 compliance certification of key suppliers, and the development of contingency plans to deal with emergent Year 2000 situations. APW expects to complete the majority of its efforts in this area by the end of fiscal 1999. This should leave adequate time to perform additional testing and make any further modifications that are deemed necessary.

    APW is continuing an ongoing process of assessing potential Year 2000 risks and uncertainties. However, it is currently premature to define the most reasonably likely worst case scenarios related to the Year 2000 problem. APW's Year 2000 readiness initiatives are intended to address its critical business functions, and APW currently expects to successfully mitigate its controllable internal Year 2000 issues. However, APW also relies upon third parties whose failure to identify and remediate their Year 2000 problems could have a material impact on APW's operations and financial condition. APW's Year 2000 readiness efforts include attempting to identify, assess and mitigate third party risks where possible. To date, no third party has communicated to APW Year 2000 problems that reasonably could be expected to have a material impact on APW's operations. However, it is impossible for APW to identify the potential impact and all related costs and consequences of third parties, particularly those that have not responded to inquiries by APW as to Year 2000 readiness.

    Based on the current status of APW's compliance and readiness efforts, the costs associated with identified Year 2000 issues are not expected to have a material effect on the results of operations or financial condition of APW. Most of APW's business units have installed or are in the process of installing new business management systems which go beyond just Year 2000 compliance. The costs of purchased software are capitalized. Some businesses have chosen to upgrade existing systems to be compliant. These costs are being expensed as incurred. Additionally, APW is developing a contingency plan to deal with any issues that are not resolved on a timely basis. APW historically has not quantified the costs of Year 2000 compliance and remediation, but believes costs incurred to date were immaterial. APW estimates remaining costs, including internal costs such as payroll expenses incurred for the Year 2000 project, to range between $3.0 and $5.0, which is expected to be funded with cash flow from operations.

    At this time, APW does not expect the reasonably foreseeable consequences of the Year 2000 problem to have material adverse effects on APW's business, operations or financial condition. However, APW cannot be certain that it will not suffer business interruptions, either due to its own Year 2000 problems or those of its customers or suppliers whose Year 2000 problems may make it difficult or impossible to fulfill their commitments to APW. Furthermore, the Year 2000 problem has many elements and potential consequences, some of which may not be reasonably foreseeable, and there can be no assurances that every material Year 2000 problem will be identified and addressed or that unforeseen consequences will not arise and possibly have a material adverse effect on APW. Unanticipated factors while implementing the changes necessary to mitigate Year 2000 problems, including, but not limited to, the ability to locate and correct all relevant codes in computer and imbedded systems, or the failure of critical third parties to communicate and mitigate their Year 2000 problems could result in unanticipated adverse impacts on the business activities or operations of APW.

                   For The Three Years Ended August 31, 1998
 (dollars in millions unless otherwise indicated, except for per share amounts)

                              Business Combination

    On July 31, 1998, APW completed its merger with ZERO, a leading manufacturer of electrical and electronic system enclosure products and thermal management products. The merger was accounted for as a pooling of interests. APW issued approximately 10.6 million shares of Common Stock in exchange for all outstanding common stock of ZERO and assumed outstanding options to purchase ZERO common stock that were converted into options to purchase approximately 0.6 million shares of APW's Common Stock pursuant to the terms of the merger.

    All financial data of APW presented or incorporated by reference in this prospectus supplement or the accompanying Prospectus have been restated to include the historical financial information of ZERO in accordance with generally accepted accounting principles and pursuant to Regulation S-X. Prior to the merger, ZERO had a March 31 fiscal year end. The historical results have been combined using an August 31 year end for ZERO for the year ended August 31, 1998. For all preceding years, the results of operations and financial position reflect the combination of ZERO with a March 31 fiscal year end and APW with an August 31 fiscal year end. Net sales and net income for ZERO for the period April 1, 1997, through August 31, 1997 (which results are not included in the historical combined results) were $107.2 and $7.9, respectively.

                                                            Percentage of Net
                                    Years Ended August 31,        Sales
                                    ---------------------- --------------------
Results of Operations                 1998    1997   1996   1998   1997   1996
---------------------               -------- ------ ------ ------ ------ ------
Net sales ........................  $1,230.7 $897.8 $777.5 100.0% 100.0% 100.0%
Gross profit .....................     395.0  327.2  290.5  32.1   36.4   37.4
Operating expenses ...............     319.2  225.5  206.5  25.9   25.1   26.6
                                    -------- ------ ------ ------ ------ ------
Operating earnings ...............      75.8  101.7   84.0   6.2   11.3   10.8
Other expenses ...................      18.4   12.5    6.6   1.5    1.4    0.8
                                    -------- ------ ------ ------ ------ ------
Earnings before income tax expense
 .................................      57.4   89.2   77.4   4.7    9.9   10.0
Income tax expense ...............      30.7   31.3   26.7   2.5    3.5    3.4
                                    -------- ------ ------ ------ ------ ------
Net earnings .....................  $   26.7 $ 57.9 $ 50.7   2.2%   6.4%   6.6%
                                    ======== ====== ====== ====== ====== ======

              Mergers, Restructuring and Other Non-recurring Items

    APW recorded restructuring and other one-time charges in the fourth quarter of fiscal 1998 of $52.6, or $1.31 per share on a diluted basis. The pre-tax charges of $69.4 relate to costs associated with the ZERO merger, various plant consolidations principally associated with the enclosure businesses, and other cost reductions and product rationalization efforts of APW. The pre-tax charges of $69.4 include $13.6 for severance payments for a reduction of approximately 400 employees, of which a negligible amount was paid in 1998 and $9.3 in ZERO merger costs. In addition to the charges above, ZERO recognized a net gain of $4.6, or $0.11 per share on a diluted basis, for special items relating to a gain from life insurance and sale of property offset by a provision for the estimated loss on the sale of a subsidiary. The following table reconciles reported results to results of operations on an ongoing basis:

                                      Year Ended August 31, 1998
                          ------------------------------------------------------
                                                 Fourth      APW
                                      ZERO non- quarter   excluding   Percentage
Comparative Statement of    APW as    recurring one-time   one-time       of
Earnings                   reported     items   charges     items     net sales
------------------------  ----------  --------- --------  ----------  ----------
                           (dollars in thousands, except per share amounts)
Net sales...............  $1,230,689   $   --   $    --   $1,230,689    100.0%
Cost of products sold...     835,716       --    (25,785)    809,931     65.8
                          ----------   -------  --------  ----------    -----
    Gross profit........     394,973              25,785     420,758     34.2
Engineering, selling and
 administrative
 expense................     269,227       --     (9,019)    260,208     21.1
Amortization of
 intangible assets......      20,353       --     (5,062)     15,291      1.3
Restructuring charges...      20,298       --    (20,298)        --       --
Merger related
 expenses...............       9,276       --     (9,276)        --       --
                          ----------   -------  --------  ----------    -----
    Operating earnings..      75,819       --     69,440     145,259     11.8
Other expense (income):
  Net financing costs...      28,531       --        --       28,531      2.3
  Other--net............     (10,097)    7,024       --       (3,073)    (0.2)
                          ----------   -------  --------  ----------    -----
Earnings before income
 tax expense............      57,385    (7,024)   69,440     119,801      9.7
Income tax expense......      30,698    (2,438)   16,803      45,063      3.7
                          ----------   -------  --------  ----------    -----
Net earnings............  $   26,687   $(4,586) $ 52,637  $   74,738      6.0%
                          ==========   =======  ========  ==========    =====
Basic earnings per
 share..................  $     0.70   $ (0.12) $   1.36  $     1.94
  Weighted average
   common shares
   outstanding (000's)..      38,380    38,380    38,380      38,380
Diluted earnings per
 share..................  $     0.66   $ (0.11) $   1.31  $     1.86
  Weighted average
   common and equivalent
   shares outstanding
   (000's)..............      40,174    40,174    40,174      40,174

                               Reclassifications

    Certain prior year amounts have been reclassified to conform to the fiscal 1998 presentation, including, but not limited to, the reclassification of financial data previously reported in Tools and Supplies into Engineered Solutions.

                                   Net Sales

    Net sales increased 37% during fiscal 1998 to $1,230.7 from $897.8 in fiscal 1997. The incremental effect of acquisitions was approximately $256.0 in fiscal 1998. Price changes have not had a significant impact on the comparability of net sales during the last three years. Excluding the unfavorable impact on translated sales from the stronger US Dollar, sales increased approximately 39% over 1997.

                                                                   Percentage
                                                                     Change
                                                                   from Prior
                                                  Sales               Year
                                          ---------------------- --------------
Segment Sales                               1998    1997   1996  1998 1997 1996
-------------                             -------- ------ ------ ---- ---- ----
Enclosure Products and Systems .......... $  482.4 $296.2 $190.1 63%  56%  25%
Engineered Solutions ....................    432.0  312.3  308.9 38    1    4
Tools and Supplies ......................    316.3  289.3  278.5  9    4    9
                                          -------- ------ ------
  Totals ................................ $1,230.7 $897.8 $777.5 37%  15%  10%
                                          ======== ====== ======

    Enclosure Products and Systems increased sales 63% over 1997. The acquisitions of Vero, Brown Manufacturing Company, Premier Industries, Product Technology Inc., AA Manufacturing, Inc., and Performance Manufactured Products Inc. and a related entity in 1998 as well as Everest Electronic Equipment, Inc., C Fab Group Limited, and Hormann Security Systems Limited in 1997 resulted in additional sales of $133.5. The continued expansion of end user markets in the United States and Europe also contributed to the growth. Excluding acquisitions net of the negative impact of the stronger US Dollar, Enclosure Products and Systems sales in 1998 grew 22%. In 1997, sales grew 56% due to the effect of acquisitions, continued demand for its products, the expansion of its direct sales force and geographic expansion in Europe and Asia.

    Sales for the Engineered Solutions segment improved 38% compared to 1997. The increase was the result of the acquisition of Versa/Tek in October 1997, which contributed $91.1, along with growth primarily in European truck and automotive markets. The strengthening US Dollar negatively impacted sales by 2% in 1998. Sales increased 1% in 1997 over 1996, primarily the result of increased sales in the thermal management market.

    Sales in the Tools and Supplies segment increased 9% in 1998 to $316.3 from $289.3 in 1997. The increase was primarily the result of $31.4 of increased sales from acquisitions offset by declining Asian sales and the effect of the strengthening US Dollar. The impact of the stronger US Dollar negatively impacted reported sales by approximately 3% for the year. In 1997, sales for Tools and Supplies increased 4% over 1996. The increase for 1997 was attributed to approximately $11.7 from acquisitions net of product line dispositions. The impact of the stronger US Dollar in 1997 over 1996 negatively impacted sales by approximately 5%.

                                                                    Percentage
                                                                      Change
                                                                    from Prior
                                                   Sales               Year
                                           ---------------------- --------------
Geographic Sales                             1998    1997   1996  1998 1997 1996
----------------                           -------- ------ ------ ---- ---- ----
North America ............................ $  895.3 $653.3 $547.6  37% 20%   12%
Europe ...................................    284.2  181.0  163.2  57   9     9
Japan and Asia Pacific ...................     37.6   52.0   56.8 (28) (8)    3
Latin America ............................     13.6   11.5    9.9  18  16   (18)
                                           -------- ------ ------
  Totals ................................. $1,230.7 $897.8 $777.5  37% 15%   10%
                                           ======== ====== ======

    APW does business in many different geographic regions and is subject to various economic conditions. The improved economic environment in North America and the effect of acquisitions combined to increase sales 37% in this region over 1997. Sales increased 20% in 1997 over 1996 primarily due to the improving US economy and the acquisitions made in the third quarter of 1996 and the first quarter of 1997.

    Sales in Europe grew 57% in 1998 compared to 1997. The combination of the Vero acquisition, which contributed $53.9, along with strong internal growth accounted for the 1998 growth. Sales grew 9% in 1997 compared to 1996, primarily the result of two acquisitions. Sales in Japan and Asia Pacific fell 28% in 1998 due to the general economic down-turn in this region. In 1997, sales decreased 8% in Japan and Asia Pacific, 6% of which was attributable to foreign currency fluctuations. The remaining decrease was caused by weakening economic conditions. The sales growth generated in Latin America during 1998 and 1997 was the result of geographic expansion in this region. As APW's recent acquisition strategy has focused on North America and Europe, sales from Japan, Asia Pacific and Latin America are expected to become a smaller percentage of APW's total sales in 1999.

                                  Gross Profit

    Gross profit increased 21% in 1998 to $395.0 compared to $327.2 in 1997 and $290.5 in 1996. The increases in gross profit resulted primarily from increased sales in 1998 and 1997.

Gross Profit Percentages By Segment                            1998  1997  1996
-----------------------------------                            ----  ----  ----
Enclosure Products and Systems ............................... 32.1% 39.4% 42.4%
Engineered Solutions ......................................... 31.8  32.5  31.4
Tools and Supplies ........................................... 32.5  37.6  40.5
  Totals ..................................................... 32.1% 36.4% 37.4%

    The one-time charges that were recorded in the fourth quarter of fiscal 1998 negatively impacted gross profit by $25.8. These charges primarily relate to a decision to discontinue certain product lines and SKUs, principally within Tools and Supplies. To a lesser extent, charges were incurred to conform ZERO inventory valuation methods to APW's. Excluding the impact of these charges, the gross profit percentages by segment would have been:

Gross Profit Percentages By Segment                            1998  1997  1996
-----------------------------------                            ----  ----  ----
Enclosure Products and Systems ............................... 33.8% 39.4% 42.4%
Engineered Solutions ......................................... 32.5  32.5  31.4
Tools and Supplies ........................................... 37.1  37.6  40.5
  Totals ..................................................... 34.2% 36.4% 37.4%

    The following discussion addresses the gross profit percentages by segment excluding the effect of the one-time charges discussed above. The overall gross profit percentage for APW is primarily influenced by the relative sales mix between Enclosure Products and Systems, Engineered Solutions and Tools and Supplies. Engineered Solutions gross profit percentages are lower than either Enclosure Products and Systems or Tools and Supplies because a much higher proportion of its sales are made to OEM customers, which typically generate lower margins than non-OEM customers. The gross profit percentage in Engineered Solutions increased in 1997 versus 1996 as a result of efforts to reduce costs associated with manufacturing. Tools and Supplies gross profit percentage remained relatively flat in 1998 compared to 1997. However, the decline in 1997 compared to 1996 was primarily due to $2.1 of non-recurring charges recorded in 1997 and competitive pricing pressures. Since 1996, gross profit percentages in Enclosure Products and Systems have been declining. This is the result of the effect of the enclosure related acquisitions that took place during 1998 and 1997. These enclosures are sold primarily to OEM customers and carry a lower gross profit margin. With the recent acquisition of Rubicon and APW's continued focus on OEM customers, the gross profit percentage within Enclosure Products and Systems is expected to moderately decline in the future. However, as discussed below, these enclosure businesses operate with lower selling, administrative and engineering expenses. The overall gross profit margin of APW will vary depending on the levels of OEM sales within Engineered Solutions and Enclosure Products and Systems.

                               Operating Expenses

    Operating expenses increased $93.6 in 1998, of which the fourth quarter one-time charges represented $43.7. These one-time charges related to costs associated with the ZERO merger, goodwill impairment on two APW business units, and restructuring and downsizing efforts in all three business segments. To a lesser extent, charges were incurred to conform ZERO's accounting policies with APW's.

    Excluding the one-time charges, operating expenses increased 22% and 9% in 1998 and 1997, respectively. During the corresponding periods, sales increased 37% and 15%, respectively. The majority of the increase since 1996 relates to variable selling expenses and increased amortization of goodwill associated with recent acquisitions.

    In addition to variable selling expenses, total operating costs have increased as a result of acquisitions, product development programs and expenditures for geographic expansion into emerging markets. Approximately $40.8 of the increase in fiscal 1998 was attributable to businesses acquired since 1997.

    Overall, the lower corporate expenses as a percent of sales are attributed to the effects of the lower operating cost enclosure businesses and the Company's goal to continually identify ways to be more cost efficient and have allowed the Company to reduce operating costs as a percent of sales. Excluding 1998 restructuring and other one-time items, operating costs as a percent of sales were 22%, 25%, and 27% in 1998, 1997 and 1996, respectively.

                             Other Expense (Income)

                                                             1998   1997   1996
                                                             -----  -----  ----
Net financing costs......................................... $28.5  $16.2  $7.9
Other--net.................................................. (10.1)  (3.7) (1.3)

    The trend of increased net financing costs over the last three years is the result of increased debt levels following APW's acquisitions during this period.

    "Other--net" includes foreign exchange gains and losses as well as miscellaneous other income and expenses. APW recognized gains on the sale of two properties in 1998 totaling $11.6 and life insurance proceeds of $1.7. Offsetting these gains was a $4.5 write-down recorded to reduce a European subsidiary to its estimated realizable value. Additionally, in 1998 and 1997, the US Dollar strengthened against most other major currencies and APW realized foreign exchange gains due to transactions denominated in currencies outside of the functional currencies of certain of its foreign units.

                               Income Tax Expense

    APW's effective income tax rate was 53.5%, 35.1% and 34.5% in 1998, 1997 and 1996, respectively. The rate for 1998 is largely impacted by the current non-deductibility of the one-time charges recorded in the fourth quarter. Excluding the one-time items, the 1998 effective income tax rate was 37.6%. The non-deductibility of goodwill on many of APW's acquisitions over the last three years has led to the gradual increase in APW's effective tax rate. With the Rubicon acquisition subsequent to year end this trend is expected to continue in 1999.

                              DESCRIPTION OF NOTES

    The following description of the particular terms of the Notes supplements, and to the extent different replaces, the description of the general terms and provisions of the Debt Securities in the accompanying prospectus under the caption "Description of Debt Securities." Certain capitalized terms are defined in the prospectus or below under "Certain Definitions."

    The Notes are to be issued as a separate series of Debt Securities pursuant to a securities resolution (the "Securities Resolution") under an indenture, to be dated as of , 1999 (as amended by the Securities Resolution, the "Indenture"), between APW and The First National Bank of Chicago, as trustee (the "Trustee"). The statements under this caption relating to the Notes and the Indenture are qualified in their entirety by reference to all the provisions of the Indenture, including the definitions of certain terms therein. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. Where reference is made to particular provisions of the Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference.

                                    General

    APW will sell $175.0 million in aggregate principal amount of the Notes which will be unsecured obligations of APW and will mature on , 2009. The Securities Resolution will authorize APW to issue up to $100.0 million aggregate principal amount of additional Notes under the Indenture with the same terms (including interest rate, maturity and redemption terms) as the Notes being initially offered by this prospectus supplement (the "Additional Notes") except that no Additional Notes may be issued at a price that would cause such Additional Notes to have "original issue discount" within the meaning of Section 1273 of the Internal Revenue Code and provided such issuance complies with the provisions described under "Limitation on Consolidated Debt."

    The Notes will bear interest at the rate per annum shown on the front cover of this prospectus supplement from , 1999 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on and of each year, commencing , 1999, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding or , as the case may be. Settlement for the Notes will be made in immediately available funds and payments by APW in respect of the Notes (including principal, premium, it any, and interest) will be made in immediately available funds. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer and exchange, at the office or agency of APW maintained for that purpose in the Borough of Manhattan, The City of New York.

    Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Notes, but APW may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                              Optional Redemption

    The Notes will be subject to redemption, at the option of APW, in whole or in part, at any time on or after , 2004 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note register, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of the principal amount) plus accrued interest to but excluding the redemption date (subject to the right of

Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning of the years indicated:

                                                                      Redemption
      Year                                                              Price
      ----                                                            ----------
      2004...........................................................       %
      2005...........................................................       %
      2006...........................................................       %
      2007 and thereafter............................................    100%

    In addition, if on or before , 2002, APW receives net proceeds from the sale of its Common Stock in one or more Public Equity Offerings, APW may, at its option, use all or a portion of any such net proceeds to redeem Notes in an aggregate principal amount of up to 35% of the sum of (i) the aggregate principal amount of the Notes issued in this offering and (ii) the aggregate principal amount of any Additional Notes issued hereafter, provided, however, that at least 65% of the sum of (i) the aggregate principal amount of Notes originally issued and (ii) the aggregate amount of any Additional Notes issued hereafter remains outstanding after such redemption. Such redemption must occur on a redemption date within 75 days of such sale and upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes (and Additional Notes, if any) to be redeemed at such Holder's address appearing in the Note register or Additional Note register, as the case may be, in amounts of $1,000 or an
integral multiple of $1,000, at a redemption price of   % of the principal
amount of the Notes (and Additional Notes, if any) plus accrued interest to but excluding the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

    If less than all the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.

    The Notes will not have the benefit of any sinking fund.

                                 Subordination

    The indebtedness evidenced by the Notes will, to the extent set forth in the Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt.

    Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of APW, whether voluntary or involuntary, or any bankruptcy, insolvency, receivership or similar proceedings of APW, the holders of all Senior Debt will first be entitled to receive payment in full of such Senior Debt, or provision made for such payment, before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on, or any obligation to repurchase, the Notes. In the event that notwithstanding the foregoing, the Trustee or the Holder of any Note receives any payment or distribution of assets of APW of any kind or character (including any such payment or distribution which may be payable or deliverable by the reason of the payment of any other indebtedness of APW being subordinated to the payment of the Notes) before all the Senior Debt is so paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of assets of APW for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full. However, notwithstanding the foregoing, Holders of the Notes may receive shares of stock of APW or securities of APW which are subordinate in right of payment to all Senior Debt of APW to substantially the same extent as, or greater than, the Notes are so subordinated ("subordinated consideration").

    No payments on account of principal of, premium, if any, or interest on, or in respect of the purchase or other acquisition of, the Notes (except for subordinated consideration), and no defeasance of the Notes, may be made if there shall have occurred and be continuing a Senior Payment Default.

    "Senior Payment Default" means any default in the payment of any principal of or premium, if any, or interest on Senior Debt when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption or otherwise.

    Upon the occurrence of a Senior Nonmonetary Default and receipt of written notice by APW and the Trustee of the occurrence of such Senior Nonmonetary Default from any holder of Senior Debt (or any trustee, agent or other representative for such holder) which is the subject of such Senior Nonmonetary Default, no payments on account of principal of, premium, if any, or interest on, or in respect of the purchase or other acquisition of, the Notes (except for subordinated consideration), and no defeasance of the Notes, may be made for a period (the "Payment Blockage Period") commencing on the date of the receipt of such notice and ending the earlier of:

      (1) the date on which such Senior Nonmonetary Default shall have been cured or waived or ceased to exist or all Senior Debt the subject of such Senior Nonmonetary Default shall have been discharged, and

      (2) the 179th day after the date of the receipt of such notice;

provided that in no event may more than one Payment Blockage Period be commenced during any 360-day period and there shall be a period of at least 181 days during each 360-day period when no Payment Blockage Period is in effect. In addition, no Senior Nonmonetary Default that existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days.

    "Senior Nonmonetary Default" means the occurrence or existence and continuance of an event of default with respect to Senior Debt, other than a Senior Payment Default, permitting the holders of the Senior Debt (or a trustee or other agent on behalf of the holders thereof) then to declare such Senior Debt due and payable prior to the date on which it would otherwise become due and payable.

    The failure to make any payment on the Notes by reason of the provisions of the Indenture described under this caption "Subordination" will not be construed as preventing the occurrence of an Event of Default with respect to the Notes arising from any such failure to make payment. Upon termination of any period of payment blockage APW shall resume making any and all required payments in respect of the Notes, including any missed payments.

    By reason of such subordination, in the event of any liquidation, insolvency or similar proceeding, Holders of the Notes may recover less, ratably, than holders of Senior Debt of APW and creditors of APW who are not holders of Senior Debt of APW or Holders of the Notes may recover less, ratably, than holders of Senior Debt of APW and more, ratably, than Holders of the Notes.

    The subordination provisions described above will not be applicable to payments in respect of the Notes from a defeasance trust established in connection with any defeasance or covenant defeasance of the Notes as described under "Defeasance."

    After giving effect to the Notes and the application of the net proceeds therefrom, as of November 30, 1998, APW would have had approximately $701.6 million of outstanding Senior Debt (excluding $89.7 million in off-balance sheet receivables interests sold).

                                   Covenants

    The Indenture will contain, among others, the following covenants:

Limitation on Consolidated Debt

    APW may not, and may not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt) unless immediately after giving pro forma effect to the Incurrence of such Debt (and Acquired Debt) and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Coverage Ratio of APW would be greater than 2.0 to 1.

    Notwithstanding the foregoing limitation, APW may, and may permit any Restricted Subsidiary to, incur the following Debt:

      (1) Debt under the Senior Bank Facility in an aggregate principal amount at any one time not to exceed $850 million, less any amounts by which any revolving credit facility commitments under the Senior Bank Facility are permanently reduced pursuant to the provisions of the Indenture described under "Limitation on Asset Dispositions" below (so long as and to the extent that any required payments in connection therewith are actually made), and any renewal, extension, refinancing or refunding thereof in an amount which, together with any amount remaining outstanding or available under the Senior Bank Facility, does not exceed the amount permitted under this clause (1);

      (2) Debt owed by APW to any Wholly Owned Restricted Subsidiary of APW for which fair value has been received or Debt owed by a Subsidiary of APW to APW or a Wholly Owned Restricted Subsidiary of APW; provided, however, that:

         (a) any such Debt owing by APW to a Wholly Owned Restricted Subsidiary shall be Subordinated Debt evidenced by an intercompany promissory note, and

         (b) upon either:

                (i) the transfer or other disposition by such Wholly Owned
            Restricted Subsidiary or APW of any Debt so permitted to a Person other than APW or another Wholly Owned Restricted Subsidiary of APW, or

                (ii) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than APW or another such Wholly Owned Restricted Subsidiary, the provisions of this clause (2) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

      (3) Debt consisting of the Notes;

      (4) Debt consisting of Permitted Interest Rate or Currency Price
  Agreements;

      (5) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each of the foregoing, a "refinancing"):

         (a) the Notes,

         (b) any Debt that is not described in any other clause hereof that was outstanding on the date of original issuance of the Notes,

         (c) outstanding Debt Incurred pursuant to the provisions of the Indenture described under the first paragraph of this "Limitation on Consolidated Debt," or

         (d) any Debt Incurred under this clause (5) or clause (6) below, in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by APW as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of APW or the Restricted Subsidiary, as the case may be, incurred in connection with such refinancing; provided, however, that:

         (i) Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu with or subordinate in right of payment to the Notes shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is made pari passu to the Notes or subordinated to the Notes, and
     (y) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt constitutes Subordinated Debt; and

         (ii) in the case of any refinancing of Debt Incurred by APW, the refinancing Debt may be Incurred only by APW, and in the case of any refinancing of Debt Incurred by a Restricted Subsidiary, the refinancing Debt may be Incurred only by such Restricted Subsidiary;

  and provided, further, that Debt Incurred pursuant to this clause (5) may not be Incurred more than 45 days prior to the application of the proceeds to repay the Debt to be refinanced; and

      (6) Debt not otherwise permitted to be Incurred pursuant to clauses (1) through (5) above, which, together with any other outstanding Debt Incurred pursuant to this clause (6), has an aggregate principal amount not in excess of $50 million at any time outstanding.

    For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant in the event that an item of proposed Debt meets the criteria of more than one of the categories of Debt described in clauses
(1) through (6) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, APW will be permitted to classify such item of Debt in any manner that complies with this covenant.

Limitation on Senior Subordinated Debt

    APW may not Incur any Debt which by its terms is (1) subordinated in right of payment to any Senior Debt and (2) senior in right of payment to the Notes.

Limitation on Issuance of Guarantees of Subordinated Debt

    APW may not permit any Restricted Subsidiary, directly or indirectly, to assume, Guarantee or in any other manner become liable with respect to any Debt of APW that by its terms is subordinate or junior in right of payment to the Notes.

Limitation on Liens Securing Subordinated Debt

    APW may not, and may not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on or with respect to any property or assets of APW or any Restricted Subsidiary now owned or hereafter acquired to secure any Debt of APW or any Restricted Subsidiary that is expressly by its terms subordinate or junior in right of payment to any other Debt of APW or such Restricted Subsidiary, without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (1) equally and ratably with such Debt as to such property or assets for so long as such Debt will be so secured or (2) if such Debt is subordinate in right of payment to the Notes, prior to such Debt as to such property or assets for so long as such Debt will be so secured.

Limitation on Restricted Payments

    APW:

      (1) may not, directly or indirectly, declare or pay any dividend or make any distribution (including any payment in connection with any merger or consolidation derived from assets of APW or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions by APW payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock),

      (2) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise acquire or retire for value:

         (a) any Capital Stock of APW or any Restricted Subsidiary of APW, or

         (b) any options, warrants or other rights to acquire shares of Capital Stock of APW or any Restricted Subsidiary of APW or any securities convertible or exchangeable into shares of Capital Stock of APW or any Restricted Subsidiary of APW,

      (3) may not make, or permit any Restricted Subsidiary to make, any Investment other than a Permitted Investment, and

      (4) may not, and may not permit any Restricted Subsidiary to, redeem, repurchase, defease or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment Debt of APW which is subordinate or junior in right of payment to the Notes;

  (each of clauses (1) through (4) being a "Restricted Payment") unless:

         (a) no Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result from such Restricted Payment,

         (b) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, APW could Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of "Limitation on Consolidated Debt" above, and

         (c) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of issuance of the Notes does not exceed the sum of:

                (i) 50% of cumulative Consolidated Net Income (or, in case
            Consolidated Net Income is negative, less 100% of such deficit) of APW since March 1, 1999 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are available (taken as a single accounting period), plus

                (ii) 100% of the aggregate net proceeds received by APW after the date of original issuance of the Notes, including the fair market value of property other than cash (determined in good faith by the Board as evidenced by a resolution of the Board filed with the Trustee), from contributions of capital or the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Redeemable Stock) of APW, options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of APW and Debt of APW that has been converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by or from a Restricted Subsidiary) of APW after the date of original issuance of the Notes, provided that any such net proceeds received by APW from an employee stock ownership plan financed by loans from APW or a Restricted Subsidiary of APW shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, plus

                (iii) an amount equal to the net reduction in Investments by the Company and its Restricted Subsidiaries, subsequent to the date of issuance of the Notes, in any Person subject to clause (3) above upon the disposition, liquidation or repayment (including by way of dividends) thereof or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, but in each such case only to the extent such amounts are not included in Consolidated Net Income of the Company and not to exceed in the case of any one Person the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person.

Prior to the making of any Restricted Payment, APW shall deliver to the Trustee an Officers' Certificate setting forth the computations by which the determinations required by clauses (b) and (c) above were made and stating that no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or will result from such Restricted Payment.

    Notwithstanding the foregoing, so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result therefrom:

      (1) APW may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, APW could have paid such dividend in accordance with the foregoing provisions,

      (2) APW may refinance any Debt otherwise permitted by the provision of the Indenture described in clause (5) of the second paragraph under "Limitation on Consolidated Debt" above or redeem, repurchase or otherwise acquire and retire for value any Debt solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from APW or a Restricted Subsidiary of APW) of shares of Capital Stock (other than Redeemable Stock) of APW, provided that the amount of net proceeds from such exchange or sale shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph,

      (3) APW may purchase, redeem, acquire or retire any shares of Capital Stock of APW solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from APW or a Restricted Subsidiary of APW) of shares of Capital Stock (other than Redeemable Stock) of APW,

      (4) APW or a Restricted Subsidiary may purchase or redeem any Senior Debt from Net Available Proceeds to the extent permitted under "Limitation on Asset Dispositions,"

      (5) APW may pay dividends or distributions pro rata to its shareholders of shares of Capital Stock in any of its Subsidiaries (a "Spin-off"), provided that (i) immediately after giving effect to such Spin-off, APW could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "Limitation on Consolidated Debt", (ii) the greater of the aggregate fair market value and aggregate book value of all such shares dividended or distributed (measured at the time of such dividend or distribution) shall not exceed 5% of the Consolidated Net Worth of APW before giving effect to any such Spin-off and (iii) the Consolidated Cash Flow Available for Fixed Charges of APW shall not decrease by more than 5% after giving effect to any such Spin-off,

      (6) APW may acquire shares of Capital Stock to be contributed by APW on behalf of its employees to employee benefit programs; provided that in each such case the amount to be purchased shall not exceed 5% of the compensation of such employee in any fiscal year, and

      (7) APW or any Restricted Subsidiary of APW may make Restricted Payments, in addition to Restricted Payments permitted by clause (1) through (6) above, not in excess of $20 million in the aggregate after the date of the Indenture.

Any payment made pursuant to clauses (1), (3) or (5) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments pursuant to the preceding paragraph.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

    APW may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of APW:

      (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to APW or any other Restricted Subsidiary,

      (2) to make loans or advances to APW or any other Restricted
  Subsidiary, or

      (3) to transfer any of its property or assets to APW or any other Restricted Subsidiary.

Notwithstanding the foregoing, APW may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

      (a) pursuant to any agreement in effect on the date of original issuance of the Notes, including the Senior Bank Facility, as described in a schedule to the Indenture,

      (b) pursuant to an agreement relating to any Debt Incurred by a Person (other than a Restricted Subsidiary of APW existing on the date of original issuance of the Notes or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary of APW and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired,

      (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause
  (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board and evidenced by a resolution of the Board filed with the Trustee,

      (d) in the case of clause (3) above, restrictions contained in any security agreement (including a capital lease) securing Debt of a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement,

      (e) in the case of clause (3) above, customary nonassignment provisions entered into in the ordinary course of business consistent with past practices in leases and other contracts to the extent such provisions restrict the transfer or subletting of any such lease or the assignment of rights under any such contract,

      (f) any restriction with respect to a Restricted Subsidiary of APW imposed pursuant to an agreement for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that such restriction terminates if such sale or disposition is closed or abandoned, or

      (g) such encumbrance or restriction is the result of applicable corporate law or regulation relating to the payment of dividends or distributions.

Limitation on Asset Dispositions

    APW may not, and may not permit any of its Restricted Subsidiaries to, make any Asset Disposition in one or more related transactions unless:

      (1) APW or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board in good faith and evidenced by a resolution of the Board filed with the Trustee,

      (2) at least 75% of the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of Debt (other than Debt that is subordinated to the Notes) relating to such assets and release from all liability on the Debt assumed, and

      (3) all Net Available Proceeds, less any amounts invested within 360 days of such disposition in assets related to the business of APW, are applied within 360 days of such disposition:

         (a) first, to the permanent repayment or reduction of Senior Debt then outstanding under any agreements or instruments which would require such application or prohibit payments pursuant to clause (b) following,

         (b) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued interest to the date of purchase and, to the extent required by the terms thereof, any other Debt of APW that is pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase, and

         (c) third, to the extent of any remaining Net Available Proceeds, to any other use as determined by APW which is not otherwise prohibited by the Indenture.

    Pending final application of the Net Available Proceeds, the Company may use the proceeds in any manner not prohibited by the Indenture and may temporarily reduce Senior Debt then outstanding, provided that this temporary use will not affect its obligations hereunder.

    Notwithstanding the foregoing, APW shall not be required to make an Offer to Purchase pursuant to clause 3(b) above if the remaining Net Available Proceeds after giving effect to the application required by clause 3(a) are less than $10 million.

Limitation on Sale and Leaseback Transactions

    APW may not, and may not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "Limitation on Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

    APW may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, transfer, convey, sell, lease or otherwise dispose of any shares of Capital Stock (including options, warrants or other rights to purchase shares of such Capital Stock) of such or any other Restricted Subsidiary of APW (other than to APW or a Wholly Owned Restricted Subsidiary of APW or in respect of any director's qualifying shares or the ownership by foreign nationals of such Capital Stock to the extent mandated by applicable law) to any Person unless:

    (A) such issuance, transfer, conveyance, sale, lease or other disposition, including the application of the Net Available Proceeds therefrom, is made in accordance with the provisions described under "Limitation on Asset Dispositions" or the provisions of clause (5) of the second paragraph of "Limitation on Restricted Payments," and

   (B) immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, (i) such Subsidiary would no longer constitute a Restricted Subsidiary of APW, and (ii) APW could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of APW's remaining ownership interests in such Subsidiary pursuant to the provisions described under "Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder.

Transactions with Affiliates

   APW may not, and may not permit any of its Restricted Subsidiaries to, enter into any transaction (or series of related transactions) with an Affiliate of APW (other than APW or a Wholly Owned Restricted Subsidiary of
APW), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to APW or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate and is in the best interests of APW or such Restricted Subsidiary.

   For any transaction that involves:

     (1) in excess of $2 million a majority of the disinterested members of the Board shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a resolution of the Board filed with the Trustee, or

     (2) in excess of $10 million APW shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms no less favorable to APW or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate of APW, which opinion shall be filed with the Trustee.

   The foregoing requirements shall not apply to:

     (1) Any employment agreement or employee benefit arrangement with any officer or director entered into in the ordinary course of business and consistent with past practice;

     (2) Payment of reasonable directors' fees to directors who are not employees of APW;

     (3) Reasonable and customary indemnification of officers and directors of APW or any Restricted Subsidiary pursuant to bylaws, statutory provisions or indemnification agreements;

     (4) any Restricted Payment that is permitted to be paid under the provisions of the Indenture described under "Limitation on Restricted Payments";

     (5) Purchases and sales of goods and services in the ordinary course of business on terms customary in the industry;

     (6) Any transaction pursuant to agreements in effect on the date of issuance of the Notes; and

     (7) Written agreements entered into or assumed in connection with acquisitions of other businesses with persons who were not Affiliates prior to such transactions.

Change of Control

   Within 30 days of the occurrence of a Change of Control, APW will be required to make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. A "Change of Control" will be deemed to have occurred at such time as:

     (1) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange

  Act"), or any successor provision thereto, together with any Affiliates thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision thereto), directly or indirectly, at least 50% of the aggregate voting power of all classes of Voting Stock of APW (for the purposes of this clause (1) a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a "parent corporation") if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation), or

      (2) any Person or Group, together with any Affiliates thereof, shall succeed in having a sufficient number of its nominees elected to the Board of APW such that such nominees, when added to any existing director remaining on the Board of APW after such election who was a nominee of or is an Affiliate of such Person or Group, will constitute a majority of the Board of APW, or

      (3) APW shall, directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets, or

      (4) there shall be adopted a plan of liquidation or dissolution of APW.

Notwithstanding the foregoing, a transaction effected to create a holding company of APW shall not be deemed to involve a "Change of Control" if (1) pursuant to such transaction APW becomes a wholly owned Subsidiary of such holding company and (2) as a result of such transaction the holders of Capital Stock of such holding company are substantially the same as the holders of Capital Stock of APW immediately prior to such transaction; provided that following any such holding company transaction, this covenant shall apply to both APW and such holding company, and references in this definition of "Change of Control" to APW shall thereafter be treated as references to either APW or such holding company, as applicable.

    In the event that APW makes an Offer to Purchase the Notes, APW shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

Payments for Consent

    APW may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation document relating to such consent, waiver or agreement.

Provision of Financial Information

    For so long as any of the Notes are outstanding, APW shall file with the Commission the annual reports, quarterly reports and other documents which a reporting company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto.

                           Unrestricted Subsidiaries

    APW may designate any of its Subsidiaries to be an "Unrestricted Subsidiary" as provided below in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

    An "Unrestricted Subsidiary" means:

      (1) any Subsidiary designated as such by the Board as set forth below where:

         (a) neither APW nor any of its other Subsidiaries (other than another Unrestricted Subsidiary):

                (i) provides credit support for, or any Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt), or

                (ii) is directly or indirectly liable for any Debt of such
            Subsidiary or any Subsidiary of such Subsidiary, and

         (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of APW and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, and

      (2) any Subsidiary of an Unrestricted Subsidiary.

    The Board may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of APW which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) immediately after giving effect to such designation, APW could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "Limitation on Consolidated Debt" and provided, further, that APW could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of such Subsidiary pursuant to the "Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder.

              Mergers, Consolidations and Certain Sales of Assets

    APW may not, in a single transaction or a series of related transactions, consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into APW or directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets unless:

      (1) in a transaction in which APW does not survive or in which APW sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to APW is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of APW's obligations under the Indenture,

      (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of APW or a Restricted Subsidiary as a result of such transaction as having been Incurred by APW or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing,

      (3) immediately after giving effect to such transaction, the Consolidated Net Worth of APW (or other successor entity to APW) is equal to or greater than that of APW immediately prior to the transaction,

      (4) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of APW or a Restricted Subsidiary as a result of such transaction as having been Incurred by APW or such Restricted Subsidiary at the time of the transaction, APW (including any successor entity to APW) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph under "Limitation on Consolidated Debt" above, and

      (5) certain other conditions are met.

                               Events of Default

    The following will be Events of Default under the Indenture:

      (1) failure to pay principal of (or premium, if any, on) any Note when due,

      (2) failure to pay any interest on any Note when due, continued for 30 days,

      (3) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" or "Limitation on Certain Asset Dispositions" when due and payable,

      (4) failure to perform or comply with the provisions described under "Merger, Consolidation and Certain Sales of Assets,"

      (5) failure to perform any other covenant or agreement of APW under the Indenture or the Notes continued for 60 days after written notice to APW by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes,

      (6) default under the terms of any instrument evidencing or securing Debt for money borrowed by APW or any Restricted Subsidiary having an outstanding principal amount of $20 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due,

      (7) the rendering of a final judgment or judgments (not subject to appeal) against APW or any Restricted Subsidiary in an amount in excess of $20 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired, and

      (8) certain events of bankruptcy, insolvency or reorganization affecting APW or any Restricted Subsidiary.

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

    If an Event of Default (other than an Event of Default described in clause
(8) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in Clause (8) above occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see "Modification and Waiver."

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days after such request. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of or premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

    APW will be required to furnish to the Trustee quarterly a statement as to the performance by APW of certain of its obligations under the Indenture and as to any default in such performance.

                  Satisfaction and Discharge of the Indenture

    The Indenture will cease to be of further effect as to all outstanding Notes, if:

      (1) APW will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable, or

      (2) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation;

    provided, that notwithstanding the foregoing the Indenture shall remain in effect with respect to:

      (a) rights of registration of transfer and exchange and APW's right of optional redemption,

      (b) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes,

      (c) rights of Holders to receive payment of principal of and interest on the Notes,

      (d) rights, obligations and immunities of the Trustee under the Indenture, and

      (e) rights of the Holders of the Notes as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them.

                                   Defeasance

    The Indenture will provide that, at the option of APW, (1) if applicable, APW will be discharged from any and all obligations in respect of the outstanding Notes ("Legal Defeasance") or (2) if applicable, APW may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes ("Covenant Defeasance"), in either case upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes. In the case of Covenant Defeasance, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants shall remain in full force and effect.

    Such trust may only be established if, among other things:

      (1) (a) in the case of Legal Defeasance, APW has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, or

     (b) in the case of Covenant Defeasance, APW has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

     (2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

     (3) APW has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

     (4) certain other customary conditions precedent are satisfied.

                            Modification and Waiver

   Modifications and amendments of the Indenture may be made by APW and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

     (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note,

     (2) reduce the principal amount of, or the premium or interest on, any Note,

     (3) change the place or currency of payment of principal of or premium or interest on any Note,

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Note,

     (5) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture,

     (6) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults,

     (7) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified,

     (8) modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner adverse to the Holders, or

     (9) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on Asset
  Dispositions" or the "Change of Control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof.

   The Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by APW with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of all Holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase.

                                 Governing Law

   The Indenture and the Notes will be governed by the laws of the State of Wisconsin.

                                  The Trustee

   The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of

Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of APW, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with APW or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign.

                               Book-Entry System

    The Notes will be issued in the form of one or more fully registered global notes (collectively, the "Global Note"), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary.

    The Depositary has advised APW as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law.

    Upon the issuance of the Global Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by the Global Note to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interest in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of interests in the Global Note will be shown on, and the transfer of those ownership Interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interest in the Global Note through such participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in the Global Note.

    So long as the Depositary, or its nominee, is the registered holder and owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner and the holder thereof for all purposes of such Notes and under the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Notes under the Indenture or the Global Note. APW understands that under existing industry practice, in the event APW requests any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment of principal of and premium, if any, and interest on Notes represented by the Global Note will be made to the Depositary or its nominee as the registered owner and holder of the Global Note.

    APW expects that the Depositary, upon receipt of any payment of principal (and premium, if any) or interest in respect of the Global Note, will credit immediately participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depositary. APW also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. None of APW, the Trustee, any agent of APW or the Trustee or the Underwriters will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

    Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

    The Notes represented by a Global Note are exchangeable for certificated Notes in definitive registered form in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (1) the Depositary notifies APW that it is unwilling or unable to continue as Depositary for the Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (2) APW in its discretion at any time determines not to have all of the Notes represented by the Global Note and notifies the Trustee thereof or (3) an Event of Default with respect to the Notes has occurred and is continuing. Any Notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Note is not exchangeable except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

                              Certain Definitions

    "Acquired Debt" of any particular Person means Debt of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided, that direct or indirect beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

    "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including any issuance or sale by a Restricted Subsidiary of Capital Stock of such Restricted Subsidiary and including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of:

      (1) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person,

      (2) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business, or

      (3) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business;

provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

    "Cash Equivalents" means:

      (1) direct obligations of the United States of America or any agency thereof having maturities of not more than one year from the date of acquisition,

      (2) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, with maturities of not more than one year from the date of acquisition,

      (3) repurchase obligations issued by any bank described in clause (2) above with a term not to exceed 30 days,

      (4) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, in each case maturing within one year after the date of acquisition, and

      (5) shares of any money market mutual fund, or similar fund, in each case having assets in excess of $500 million, which invests predominantly in investments of the types describes in clauses (1) through (4) above.

    "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of APW and its Restricted Subsidiaries for such period increased by the sum of:

      (1) Consolidated Interest Expense of APW and its Restricted
  Subsidiaries for such period,

      (2) Consolidated Income Tax Expense of APW and its Restricted Subsidiaries for such period,

      (3) the consolidated depreciation and amortization expense included in the income statement of APW and its Restricted Subsidiaries for such period, and

      (4) all other non-cash items reducing Consolidated Net Income of APW and its Restricted Subsidiaries, less all non-cash items increasing Consolidated Net Income of APW and its Restricted Subsidiaries;

provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of APW (calculated separately for such Restricted Subsidiary in the same manner as provided above for APW) that is subject to a restriction which prevents the payment of dividends or the making of distributions to APW or another Restricted Subsidiary of APW to the extent of such restriction.

    "Consolidated Cash Flow Coverage Ratio" as of any date of determination means the ratio of:

      (1) Consolidated Cash Flow Available for Fixed Charges of APW and its Restricted Subsidiaries for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements are available, to

      (2) Consolidated Fixed Charges of APW and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Fixed Charges shall be adjusted to give effect on a pro forma basis to any Debt that has been Incurred by APW or any Restricted Subsidiary since the beginning of such period that remains outstanding and to any Debt that is proposed to be Incurred by APW or any Restricted Subsidiary as if in each case such Debt had been incurred on the first day of such period and as if any Debt that (1) is or will no longer be outstanding as the result of the Incurrence of any such Debt or (2) had been repaid or retired during such period had not been outstanding as of the first day of such period; provided further, however, that in making such computation, the Consolidated Interest Expense of APW and its Restricted Subsidiaries attributable to interest on any proposed Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event APW or any of its Restricted Subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, the computation of the Consolidated Cash Flow Coverage Ratio shall be made on a pro forma basis in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as if the Asset Dispositions or acquisitions had taken place on the first day of such period.

    "Consolidated Fixed Charges" for any period means the sum of:

      (1) Consolidated Interest Expense, and

      (2) the consolidated amount of interest capitalized by APW and its Restricted Subsidiaries during such period calculated in accordance with generally accepted accounting principles.

    "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of APW and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Interest Expense" means for any period the consolidated Interest expense included in a consolidated income statement (without deduction of interest income) of APW and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):

      (1) the amortization of Debt discounts,

      (2) the amortization of any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities,

      (3) the amortization of fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements,

      (4) Preferred Stock dividends of APW or Restricted Subsidiaries of APW (other than such dividends (a) in respect of Redeemable Stock or (b) payable in Capital Stock other than Redeemable Stock) declared and paid or payable,

      (5) accrued dividends on Redeemable Stock of APW or its Restricted Subsidiaries (other than such dividends payable solely in Capital Stock other than Redeemable Stock), whether or not declared or paid,

      (6) interest on Debt Guaranteed by APW and its Restricted Subsidiaries, and

      (7) the portion of any rental obligation allocable to interest expense.

    "Consolidated Net Income" for any period means the consolidated net income (or loss) of APW and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom:

      (1) the net income (or loss) of any Person acquired by of APW or a Restricted Subsidiary of APW in a pooling-of-interests transaction for any period prior to the date of such transaction,

      (2) the net income (or loss) of any Person that is not a Subsidiary of APW except to the extent of the amount of dividends or other distributions actually paid to APW or a Subsidiary of APW by such Person during such period,

      (3) gains or losses on Asset Dispositions by APW or its Restricted Subsidiaries,

      (4) all extraordinary gains and extraordinary losses,

      (5) the cumulative effect of changes in accounting principles, and

      (6) the tax effect of any of the items described in clauses (1) through
  (5) above;

provided, further, that for purposes of any determination pursuant to the provisions of the Indenture described under "Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of APW that is subject to a restriction which prevents the payment of dividends or the making of distributions to APW or another Restricted Subsidiary of APW to the extent of such restriction.

    "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to APW, adjustments following the date of the Indenture to the accounting books and records of APW in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of APW by another Person shall not be given effect to.

    "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

      (1) every obligation of such Person for money borrowed,

      (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

      (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

      (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

      (5) every Capital Lease Obligation of such Person,

      (6) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

      (7) all Redeemable Stock issued by such Person,

      (8) Preferred Stock of Restricted Subsidiaries of such Person held by Persons other than such Person or one of its Wholly Owned Restricted Subsidiaries,

      (9) every obligation under Interest Rate or Currency Agreements of such Person, and

      (10) every obligation of the type referred to in clauses (1) through
  (9) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise.

    Debt shall not include any obligation to pay contingent purchase price payments, earn-outs, indemnification obligations or similar items to the buyer or seller of any business or assets acquired or sold by APW or a Restricted Subsidiary to the extent such obligations are not required to be reflected on the balance sheet of APW or such Restricted Subsidiary in accordance with generally accepted accounting principles (footnote disclosure of such obligations shall not be deemed to be reflected on the balance sheet for this purpose).

    The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (1) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than APW or a Wholly Owned Restricted Subsidiary of APW) thereof (excluding amounts representative of yield or interest earned on such investment with respect to which such purchaser has recourse to the seller and (2) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof.

    "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person:

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

      (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

      (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing);

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for Collection or deposit, in either case, in the ordinary course of business.

    "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

    "Interest Rate or Currency Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

    "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Moody's" means Moody's Investors Services, Inc.

    "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquired of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

      (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition,

      (2) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,

      (3) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, and

      (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board, in its reasonable good faith judgment evidenced by a resolution of the Board filed with the Trustee; provided, however, that any reduction in such reserve following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

    "Offer to Purchase" means a written offer (the "Offer") sent by APW by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer describing the transaction or transactions necessitating the Offer and offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

    "Permitted Interest Rate or Currency Agreement" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency protection agreements, against currency exchange rate fluctuations in the ordinary course of business relating to then existing financial obligations or then existing or sold production and not for purposes of speculation.

    "Permitted Investments" means:

      (1) an Investment in APW or a Wholly Owned Restricted Subsidiary of
  APW,

      (2) an Investment in a Person, if such Person or a Subsidiary of such Person will, as a result of the making of such Investment and all other contemporaneous related transactions, become a Wholly Owned Restricted Subsidiary of APW or be merged or consolidated with or into or transfer or convey all or substantially all its assets to APW or a Wholly Owned Restricted Subsidiary of APW,

      (3) a Temporary Cash Investment,

      (4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with generally accepted accounting principles,

      (5) stock, obligations or securities received in settlement of debts owing to APW or a Restricted Subsidiary of APW as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection, enforcement or agreement in lieu of foreclosure of any Lien in favor of APW or a Restricted Subsidiary of APW,

      (6) any consolidation or merger of a Wholly Owned Restricted Subsidiary of APW to the extent otherwise permitted under the Indenture,

      (7) trade accounts arising in the ordinary course of business and any commercially reasonable refinancing or restructuring thereof undertaken in good faith,

     (8) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Limitation on Asset Dispositions,"

     (9) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Redeemable Stock) of APW,

     (10) Investments in Permitted Interest Rate or Currency Agreements,

     (11) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of the Indenture, not to exceed $25 million.

   "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Public Equity Offering" means an underwritten primary public offering of Common Stock of APW pursuant to an effective registration statement under the Securities Act.

   "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

   "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

   "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the Notes.

   "Restricted Subsidiary" means any Subsidiary, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

   "S&P" means Standard & Poor's Ratings Services a division of The McGraw-Hill Companies, Inc.

   "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

   "Senior Bank Facility" means our Multicurrency Credit Agreement, dated as of October 14, 1998, as it may be amended or restated from time to time.

    "Senior Debt" with respect to any Person, means:

      (1) the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of such Person for reimbursement, indemnities and fees relating to, the Senior Bank Facility,

      (2) the principal of (and premium, if any) and interest on Debt of such Person for money borrowed, whether Incurred on or prior to the date of original issuance of the Notes or thereafter, and any amendments, renewals, extensions, modifications, refinancings and refundings of any such Debt,

      (3) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, and

      (4) Permitted Interest Rate or Currency Agreements entered into with respect to Debt described in clauses (1), (2) and (3) above.

Notwithstanding the foregoing, none of the following shall constitute Senior Debt of any Person:

      (a) any Debt as to which the terms of the instrument creating or evidencing the same provide that such Debt is on a parity with, or not superior in right of payment to, the Notes,

      (b) any Debt which is subordinated in right of payment in any respect to any other Debt of such Person,

      (c) Debt evidenced by the Notes,

      (d) any Debt owed to APW or to a Person when such Person is a Subsidiary of APW,

      (e) any obligation of such Person arising from Redeemable Stock of such Person,

      (f) that portion of any Debt which is Incurred in violation of the Indenture, and

      (g) Debt which, when Incurred and without respect to any election under
  Section 1111(b) of Title 11, United States Code, is without recourse to such Person.

    "Subordinated Debt" means Debt of APW as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent:

      (1) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal of (or premium, if any) or interest on the Notes exists,

      (2) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to APW and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice, and

      (3) such Debt may not:

         (a) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by APW (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes, or

         (b) permit redemption or other retirement (including pursuant to an offer to purchase made by APW) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including Pursuant to an offer to purchase made by APW) which is conditioned upon a change of control of APW pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to APW's repurchase of the Notes required to be repurchased by APW pursuant to the provisions described under "Change of Control").

    "Subsidiary" of any Person means (1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

    "Temporary Cash Investments" means any Investment in the following kinds of instruments:

      (1) readily marketable obligations issued or unconditionally Guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America if, on the date of purchase or other acquisition of any such instrument by APW or any Restricted Subsidiary of APW, the remaining term to maturity or interest rate adjustment is not more than two years;

      (2) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued or Guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia, provided that:

         (a) such instrument has a final maturity nor more than one year from the date of purchase thereof by APW or any Restricted Subsidiary of APW, and

         (b) such depository institution or trust company has at the time of APW's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment:

                (i) capital, surplus and undivided profits (as of the date such institution's most recently published financial statements) in excess of $100 million, and

                (ii) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of APW's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both S&P and Moody's;

      (3) commercial paper issued by any corporation, if such commercial paper has, at the time of APW's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment credit ratings of at least A-1 by S&P and P-1 by Moody's;

      (4) money market mutual or similar funds having assets in excess of $100 million;

      (5) readily marketable debt obligations issued by any corporation, if at the time of APW's or and Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment:

         (a) the remaining term to maturity is not more than two years, and

         (b) such debt obligations are rated in one of the two highest rating categories of both S&P and Moody's;

      (6) demand or time deposit accounts used in the ordinary course of business with commercial banks the balances in which are at all times fully Insured as to principal and interest by the Federal Deposit Insurance Corporation or any successor thereto; and

      (7) to the extent not otherwise included herein, Cash Equivalents. In the event that either S&P or Moody's ceases to publish ratings of the type provided herein, a replacement rating agency shall be selected by APW with the consent of the Trustee, and in each case the rating of such replacement rating agency most nearly equivalent to the corresponding S&P or Moody's rating, as the case may be, shall be used for purposes hereof.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                                  UNDERWRITING

    APW and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

                                                                    Principal
                                                                    Amount of
         Underwriters                                                 Notes
         ------------                                              ------------
   Goldman, Sachs & Co............................................ $
   Credit Suisse First Boston Corporation.........................
   NationsBanc Montgomery Securities LLC..........................
                                                                   ------------
       Total...................................................... $175,000,000
                                                                   ============

                                ----------------

    Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the Underwriters to securities dealers may be
sold at a discount from the initial public offering price of up to    % of the
principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a
discount from the initial public offering price of up to    % of the principal
amount of the Notes. If all the Notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

    The Notes are a new issue of securities with no established trading market. APW has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    In connection with the offering, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater aggregate principal amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

    The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    APW estimates that its share of the total expenses of the Offering, excluding underwriting discounts and commissions, will be approximately
$                .

    In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in investment banking transactions with APW or its affiliates. APW intends to use more than 10% of the net proceeds from the offering of the Notes to repay indebtedness owed by it to each of Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, and Bank of America National Trust and Savings Association, an affiliate of NationsBanc Montgomery Securities LLC. Accordingly, this offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. ("NASD"). That rule provides generally that if more than 10% of the net proceeds from the sale of securities, not including underwriting compensation, is paid to the underwriters or their affiliates, the price (in the case of an equity security) or the yield (in the case of a debt security) may not be higher than that established by a "qualified independent underwriter" as defined by the NASD. Goldman, Sachs & Co. has agreed to serve in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus supplement forms a part. Goldman, Sachs & Co. will receive $10,000 from APW as compensation for such role.

    APW has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

PROSPECTUS

                                  $600,000,000

                               APPLIED POWER INC.

                  Debt Securities, Cumulative Preferred Stock,
                        Class A Common Stock, Warrants,
               Stock Purchase Contracts and Stock Purchase Units

                               ----------------
                         APPLIED POWER CAPITAL TRUST I
                         APPLIED POWER CAPITAL TRUST II

           Preferred Securities Fully and Unconditionally Guaranteed,
                   As Described Herein, By Applied Power Inc.

  Applied Power Inc., a Wisconsin corporation (the "Company"), may offer and sell from time to time, together or separately, (i) its unsecured debt securities ("Debt Securities"), which may be senior (the "Senior Debt Securities"), subordinated (the "Subordinated Debt Securities"), or junior subordinated (the "Junior Subordinated Debt Securities") in priority of payment, (ii) shares of its Cumulative Preferred Stock, par value $1.00 per share, which may be represented by depositary shares as described herein (the "Preferred Stock"), (iii) shares of its Class A Common Stock, par value $.20 per share (the "Class A Common Stock"), (iv) warrants (the "Warrants") to purchase any of the foregoing Debt Securities, Preferred Stock or Class A Common Stock, (v) stock purchase contracts ("Stock Purchase Contracts") to purchase shares of Class A Common Stock or (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and any of (x) Debt Securities, (y) debt obligations of third parties, including U.S. Treasury Securities, or (z) Preferred Securities (as defined below) of an Applied Power Trust (as defined below), securing the holder's obligation to purchase Class A Common Stock under the Stock Purchase Contract. The Debt Securities, the Preferred Stock, the Class A Common Stock, the Warrants, the Stock Purchase Contracts and the Stock Purchase Units, together with the Preferred Securities and the related Guarantees (as defined below), are collectively referred to herein as the "Securities." The Securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering thereof and to be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The Securities may be sold for U.S. dollars, foreign currencies or foreign currency units, and the Securities may be payable in U.S. dollars, foreign currencies or foreign currency units.

  Applied Power Capital Trust I and Applied Power Capital Trust II, each a statutory business trust created under the laws of the State of Delaware (each, an "Applied Power Trust," and collectively, the "Applied Power Trusts"), may severally offer preferred securities (the "Preferred Securities") representing undivided beneficial ownership interests in the assets of such Applied Power Trust. The Company will be the owner of the common securities (the "Common Securities," and, together with the Preferred Securities, the "Trust Securities") of each Applied Power Trust. The payment of periodic cash distributions ("Distributions") with respect to Preferred Securities of each of the Applied Power Trusts out of monies held by the Property Trustee (as defined herein) of such Applied Power Trust, and payments on liquidation of such Applied Power Trust and on redemption of Preferred Securities of such Applied Power Trust, will be guaranteed by the Company as and to the extent described herein (each, a "Guarantee"). See "Description of Guarantees." The Company's obligation under each Guarantee is an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness of the Company. Except as otherwise provided in the applicable Prospectus Supplement, (i) concurrently with the issuance by an Applied Power Trust of its Preferred Securities, such Applied Power Trust will invest the proceeds thereof and any contributions made in respect of the Common Securities in a corresponding series of the Company's Junior Subordinated Debt Securities (the "Corresponding Junior Subordinated Debt Securities") with terms directly corresponding to the terms of that Applied Power Trust's Preferred Securities, (ii) the Corresponding Junior Subordinated Debt Securities will be the sole assets of that Applied Power Trust and (iii) payments under the Corresponding Junior Subordinated Debt Securities will be the only revenue of each Applied Power Trust. Unless otherwise specified in an applicable Prospectus Supplement, the Company may redeem the Corresponding Junior Subordinated Debt Securities (and cause the redemption of Trust Securities) or may dissolve each Applied Power Trust and, after satisfaction of creditors of such Applied Power Trusts as provided by applicable law, cause the Corresponding Junior Subordinated Debt Securities to be distributed to the holders of Preferred Securities in liquidation of their interests in the applicable Applied Power Trust. See "Description of Preferred Securities-- Liquidation Distribution upon Dissolution."

  This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                               ----------------
These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                               ----------------
                The date of this Prospectus is January 27, 1999.

  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the accompanying Prospectus Supplement or Supplements, together with the terms of the offering of any such Securities, the initial price thereof, the net proceeds from the sale thereof and the intended use or uses of such proceeds. The Prospectus Supplement will also set forth with respect to the particular Securities offered, certain terms thereof, including, where applicable, (i) in the case of Debt Securities, the designation, aggregate principal amount, authorized denominations and priority thereof, the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Debt Securities may be payable, the date on which such Debt Securities will mature, the rate per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate, the dates on which such interest, if any, will be payable, the deferral of payment of any interest, any conversion or exchange provisions, any redemption or sinking fund provisions and any additional or other rights, preferences, privileges, limitations and restrictions relating to such Debt Securities, (ii) in the case of Preferred Stock, the specific designation, number of shares or fractional interests therein and any dividend, liquidation, redemption, exchange, voting, conversion and other rights, preferences and privileges, (iii) in the case of Class A Common Stock, the aggregate number of shares offered and market price and dividend information, (iv) in the case of the Warrants, the Debt Securities, the Preferred Stock or Class A Common Stock, respectively, for which each such Warrant is exercisable and the exercise price, duration, detachability and other terms of the Warrants, (v) in the case of Stock Purchase Contracts, the designation and number of shares of Class A Common Stock issuable thereunder, the purchase price of the Class A Common Stock, the date or dates on which the Class A Common Stock is required to be purchased by the holders of the Stock Purchase Contracts and any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties or Preferred Securities of an Applied Power Trust securing the holders' obligation to purchase the Class A Common Stock under the Stock Purchase Contracts, the ability of a holder of such Stock Purchase Units to settle early the underlying Stock Purchase Contract by delivering cash in exchange for the underlying collateral and, if applicable, whether the Company will issue to such holder a Prepaid Security (as defined herein) as a result of such early settlement and the specific terms of the Prepaid Security and (vii) in the case of Preferred Securities of an Applied Power Trust, the specific designation, number of securities, liquidation amount per security, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, if any, terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Corresponding Junior Subordinated Debt Securities of the Company. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to the Securities described in the Prospectus Supplement. All or a portion of the Securities may be issued in permanent or temporary global form (each a "Global Security").

  The aggregate initial offering price of all Securities shall not exceed $600,000,000 (or, if any Securities are issued (i) with any initial offering price denominated in a foreign currency or currency unit, such amount as shall result in aggregate gross proceeds equivalent to $600,000,000 at the time of initial offering or (ii) at an original issue discount, such greater amount as shall result in aggregate gross proceeds of $600,000,000).

  The Securities may be sold through underwriters or dealers or may be sold by the Company and/or each Applied Power Trust directly or through agents designated from time to time. The names of any underwriters or agents involved in the sale of the Securities in respect to which this Prospectus is being delivered and their compensation will be set forth in the Prospectus Supplement.

                               ----------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR

MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at the prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and accessed electronically at the web site maintained by the Commission (http://www.sec.gov). Such material can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, where the Class A Common Stock is listed (symbol "APW").

  This Prospectus constitutes part of a Registration Statement on Form S-3 filed by the Company and the Applied Power Trusts with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy of the applicable document so filed. Each such statement is qualified in its entirety by such reference.

  No separate financial statements of the Applied Power Trusts have been included herein. The Company and the Applied Power Trusts do not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Applied Power Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each Applied Power Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Corresponding Junior Subordinated Debt Securities of the Company and issuing the Trust Securities and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement, through the applicable Guarantee Agreement (as defined herein), the applicable Trust Agreement (as defined herein), the Corresponding Junior Subordinated Debt Securities and the applicable Securities Resolution under the Indenture (as defined herein), taken together, constitute a full, irrevocable and unconditional guarantee by the

Company of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Applied Power Trust's obligations under the Preferred Securities. See "The Applied Power Trusts," "Description of Preferred Securities," "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities" and "Description of Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company (Commission File No. 1-11288) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1998;

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1998;

    (c) The Company's Current Report on Form 8-K dated September 29, 1998 and Amendment No. 1 thereto on Form 8-K/A filed December 11, 1998; and

    (d) The description of the Class A Common Stock contained in the Company's Current Report on Form 8-K dated August 12, 1998 filed for the purpose of updating and superseding the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A filed on August 11, 1987, as previously updated by the Company's Current Report on Form 8-K dated January 28, 1991.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities made hereby shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, including any beneficial owner of Securities, upon the written or oral request of any such person, a copy of any and all of the documents that have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, Applied Power Inc., 13000 West Silver Spring Drive, Butler, Wisconsin 53007 (telephone: (414) 783-9279).

                               ----------------

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars" or "U.S.$").

               FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

  This Prospectus and any Prospectus Supplement (including the documents incorporated herein or therein by reference) may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "project," "objective" and similar expressions are intended to identify forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that could cause the Company's actual results to differ materially from those contemplated in the forward-looking statements include factors described under the caption "Risk Factors That May Affect Future Results" or similar cautionary captions in the documents incorporated herein by reference.

                                  THE COMPANY

  The Company, a Wisconsin corporation incorporated in 1910, is a diversified global company engaged in the business of providing tools, equipment, systems and supply items to a variety of end-users and original equipment manufacturers ("OEMs") in the manufacturing, computer, semiconductor, telecommunication, datacom, construction, electrical, transportation, recreational vehicle, natural resources, aerospace, defense, and other industries.

  The Company's operations are divided into three business segments:
  . Enclosure Products and Systems
   Electronic enclosure products, systems and technical environment solutions sold into the telecommunications, computer networking, semiconductor equipment, medical, electronic and manufacturing environments.

  . Engineered Solutions
   Motion, vibration control and magnetic applications and systems primarily for OEM customers.

  . Tools and Supplies
   Industrial and electrical tools and supplies sold primarily through distributors and mass merchandisers.

Enclosure Products and Systems

  Enclosure Products and Systems ("EPS"), formerly known as Technical Environments and Enclosures, provides users and manufacturers of electronic equipment with technical furniture and electronic enclosure products and systems. Technical furniture, sold primarily under the Wright Line brand name, is used to configure the environment in which computers reside, including computer room, manufacturing or technical office environments. Electronic enclosure products are cabinets, racks and subracks that are sold under the Stantron and VERO brand names. Other products include backplanes, power supplies and cases sold under the VERO, Danica and ZERO Halliburton(R) brand names, respectively. In addition to providing standard products, EPS sells customized electronic enclosure systems allowing the Company to provide completely integrated and tested products to a wide array of customers including the telecommunication, computer networking, semiconductor manufacturing equipment and automated teller machines markets. The systems business is driven by the desire of many producers of electronic components to outsource manufacturing and it relies heavily on EPS' skills in new product development, supply chain management, assembly and testing. EPS also has a global drop ship capability. EPS products are primarily sold direct, with specific standard products going through distribution in selected markets. EPS sales and manufacturing locations are mainly in Europe and North America.

Engineered Solutions

  Engineered Solutions ("ES") is a technology based business providing customized solutions to OEM customers in the truck, aerospace, automotive, recreational vehicle, electrical/electronic enclosures and other general industrial markets. ES possesses particular competence in hydraulic, electromechanical, rubber/elastomer molding, magnetic, thermal systems and electronic control techniques. Principal brand names that ES trades under include McLean, Barry Controls, Power Gear, Power Packer, Vlier, Mox-Med and Eder. The segment's sales, engineering and manufacturing activities are primarily in Europe and North America. As an OEM supplier, ES operates as a just-in-time supplier and maintains numerous quality certifications including ISO 9001 and ISO 9000. Most ES sales are diversified by customer and end user industry and are primarily sold through direct sales persons, with sales representatives and distributors used in certain situations.

Tools and Supplies

  Tools and Supplies ("TS") provides a wide array of electrical and industrial tools and supplies to wholesale distributors, catalogs and various retail channels of distribution. TS provides over 10,000 stock keeping units ("SKUs"), most of which are designed and manufactured by the Company in North America. TS has particular expertise in hydraulic design and plastic injection molding. The Company maintains a sophisticated sourcing operation to supply additional products to supplement its own products and meet its customers' needs. Principal brand names used by the Company include Enerpac, GB Gardner Bender, Ancor, Calterm and Del City. End user markets include general industrial, construction, retail marine, retail automotive, do-it-yourself and production automation. To provide its customers with the service levels required, TS maintains a sophisticated warehouse and physical distribution capability in North America, Europe and Asia. Certain products are sold on an OEM basis.

                                   * * * * *

  The Company has had an active acquisition program and regularly reviews acquisition opportunities in the ordinary course of its business, some of which may be material. Such opportunities may be under investigation, discussion, or negotiation at any particular time or from time to time.

  The Company's principal executive offices are located at 13000 West Silver Spring Drive, Butler, Wisconsin 53007, and its telephone number is (414) 783-9279.

                                USE OF PROCEEDS

  Except as otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities (other than the Trust Securities) to refinance, in part, existing indebtedness and/or for general corporate purposes. Funds not required immediately for such purposes may be invested temporarily in short-term marketable securities. The Company expects from time to time to continue to incur short-term and long-term debt and to effect other financings, the amounts of which cannot now be determined. Each Applied Power Trust will use all proceeds received from the sale of its Trust Securities to purchase the applicable Corresponding Junior Subordinated Debt Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the historical ratios of earnings to fixed charges for the Company for the periods indicated.

                                        Three Months
                                           Ended
                                        November 30,   Years Ended August 31,
                                        ------------ ---------------------------
                                         1998(1)(2)  1998(3) 1997 1996 1995 1994
                                         ----------  ------- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges (4)
 (5)..................................      2.6        2.6   5.3  7.4  5.5  4.0

--------
(1) The Company's business has historically experienced the effects of seasonality where the second half of the fiscal year generally produces better results than the first half. The results for the first quarter ended November 30, 1998, are not necessarily indicative of full year results.
(2) Net earnings for the three month period ended November 30, 1998, include a one-time pre-tax contract termination charge of $7,824,000. Excluding this charge and the related tax benefit, the ratio of earnings to fixed charges would have been 3.1.

(3) 1998 net earnings include a non-recurring restructuring charge of $52,637,000 which related to merger costs, various plant consolidations, and other cost reductions and product rationalization efforts of the Company. Excluding this charge and the related tax benefit, the ratio of earnings to fixed charges would have been 4.6.
(4) The ratios reflect the combined results of operations and financial position of the Company and ZERO Corporation, acquired by merger on July 31, 1998, restated for all periods presented pursuant to the pooling-of-interests method of accounting, and reflect the results of other acquired companies from their respective effective dates of acquisition in accordance with the purchase method of accounting.
(5) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, cumulative effect of change in accounting methods, discontinued operations, extraordinary items and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt expenses and one-third of rent expense which is deemed representative of an interest factor.

                            THE APPLIED POWER TRUSTS

  Each Applied Power Trust is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company, as depositor of such Applied Power Trust, and the Issuer Trustees (as defined herein) of such Applied Power Trust and (ii) a certificate of trust filed with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety (each as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each Applied Power Trust exists for the exclusive purposes of (i) issuing and selling its Trust Securities, (ii) using the proceeds from the sale of such Trust Securities to acquire a series of Corresponding Junior Subordinated Debt Securities issued by the Company and (iii) engaging in only those other activities necessary, convenient or incidental thereto. Each of the Applied Power Trusts is a separate legal entity, and the assets of one will not be available to satisfy the obligations of any other similar trust which may be created.

  All of the Common Securities of each Applied Power Trust will be owned by the Company. The Common Securities of an Applied Power Trust will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of such Applied Power Trust, except that upon the occurrence and continuance of a Trust Event of Default (as defined herein) resulting from an Event of Default with respect to Corresponding Junior Subordinated Debt Securities, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such Applied Power Trust. See "Description of Preferred Securities--Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each Applied Power Trust.

  Unless otherwise specified in the applicable Prospectus Supplement, each Applied Power Trust has a term of approximately 50 years, but may dissolve earlier as provided in the applicable Trust Agreement. Each Applied Power Trust's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. Unless otherwise specified in the applicable Prospectus Supplement, the trustees for each Applied Power Trust will be The First National Bank of Chicago, as the Property Trustee (the "Property Trustee"), First Chicago Delaware Inc., as the Delaware Trustee (the "Delaware Trustee"), and two individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Issuer Trustees"). The First National Bank of Chicago, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. Unless otherwise specified in the applicable Prospectus Supplement, The First National Bank of Chicago will act as trustee under the Guarantee Agreement (as defined herein). See "Description of Guarantees" and "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities." The holder of the Common Securities of an Applied Power Trust, or the holders of a majority in liquidation amount of the outstanding related Preferred Securities if a Trust Event of Default resulting from an Event of Default with respect to Corresponding Junior Subordinated Debt Securities for such Applied Power Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Applied Power Trust. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. Pursuant to the Indenture, the Company, as borrower, will pay all fees and expenses related to each Applied Power Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Applied Power Trust.

  The principal executive office of each Applied Power Trust is c/o Applied Power Inc., 13000 West Silver Spring Drive, Butler, Wisconsin 53007, and its telephone number is (414) 783-9279.

                         DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be issued in one or more series under an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement. The Indenture will be subject to, and governed by, the Trust Indenture Act. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by express reference to the Indenture and the Securities Resolution (which may be in the form of a resolution or a supplemental indenture) authorizing a series (copies of which have been or will be filed with the Commission). All article and section references herein are to the articles and sections of the Indenture, and all capitalized terms used in this section without definition have the meanings given such terms in the Indenture.

  The Debt Securities will constitute senior, subordinated or junior subordinated debt of the Company. The Debt Securities will be issued under one or more separate Securities Resolutions for Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indenture. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

General

  The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions creating such series. The Indenture does not restrict the amount of debt that may be incurred by the Company or any subsidiary. The Indenture does not contain any covenant or other provision that is specifically intended to afford any Holder special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in the ratings or credit quality of the Company. As of the date of this Prospectus, there were no Debt Securities outstanding under the Indenture. The ranking of a series of Debt Securities with respect to all indebtedness of the Company will be established by the Securities Resolution creating such series. As of November 30, 1998, approximately $872 million of existing indebtedness of the Company would have ranked pari passu with the Senior Debt Securities and senior to the Subordinated Debt Securities and the Junior Subordinated Debt Securities and there was no existing indebtedness of the Company that would have ranked pari passu with the Subordinated Debt Securities and senior to the Junior Subordinated Debt Securities. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this Prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupons unless otherwise indicated in the applicable Prospectus Supplement.

Terms

  Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Debt Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations;
(2) the price at which such Debt Securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable; (4) the interest rate or rates, if any, or method of calculating the interest rate or rates; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal and interest; (7) the place or places where principal and interest will be payable;
(8) the terms of any mandatory or optional redemption by the Company including any sinking fund; (9) the terms of any conversion or exchange right; (10) the terms of any redemption at the option of Holders; (11) any tax indemnity provisions; (12) if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments; (13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below); (14) whether and upon what terms Debt Securities may be defeased; (15) whether any events of default or covenants in addition to or in lieu of those set forth in the Indenture apply; (16) provisions for electronic issuance of Debt Securities or for Debt Securities in uncertificated form; (17) the ranking of the Debt Securities, including the relative degree, if any, to which the Debt Securities of such series shall be subordinated to one or more other series of Debt Securities in right of payment, whether outstanding or not; (18) any provisions relating to extending or shortening the date on which the principal and premium, if any, of the Debt Securities of such series is payable; (19) any provisions relating to the deferral of payment of any interest; (20) if such Debt Securities are to be issued to an Applied Power Trust, the forms of the related trust agreement and guarantee agreement relating thereto; (21) the additions or changes, if any, to the Indenture with respect to the Debt Securities of such series as shall be necessary to permit or facilitate the issuance of such Debt Securities to an Applied Power Trust; and (22) any other terms not inconsistent with the provisions of the Indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

  Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt Securities, and in such denominations as specified in the terms of the series. (Section 2.01)

  In connection with its original issuance, no bearer Debt Security will be offered, sold or delivered to any location in the United States, and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the Company to comply with United States laws and regulations. (Section 2.04)

  Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

  Debt Securities may be issued under the Indenture as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

  The terms, if any, on which Debt Securities of any series will be convertible into or exchangeable for Class A Common Stock, Preferred Stock, Preferred Securities or other securities, property, cash or obligations or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating to such series. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the Holder or at the option of the Company.

Certain Covenants

  Any restrictive covenants which may apply to a particular series of Debt Securities will be described in the Prospectus Supplement relating thereto.

Ranking of Debt Securities

  Unless stated otherwise in a Prospectus Supplement, the Debt Securities will be unsecured and will rank equally and ratably with other unsecured and unsubordinated debt of the Company. The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Indenture does not limit the ability of any of the Company's subsidiaries to issue debt, and the Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries.

Successor Obligor

  The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of Debt Securities, the Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the Company is not the survivor, unless: (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Debt Securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined below) exists. The successor shall be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Debt Securities and any coupons shall terminate. (Section 5.01)

Exchange of Debt Securities

  Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.07)

Defaults and Remedies

  Unless the Securities Resolution establishing the series otherwise provides (in which event the Prospectus Supplement will so state), an "Event of Default" with respect to a series of Debt Securities will occur if:

    (1) the Company defaults in any payment of interest on any Debt Securities of such series when the same becomes due and payable and the Default continues for a period of 30 days;

    (2) the Company defaults in the payment of the principal and premium, if any, of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

    (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of the series as required by the Securities Resolution establishing such series;

    (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 60 days after the notice specified below;

    (5) the Company pursuant to or within the meaning of any Bankruptcy Law:

      (A) commences a voluntary case,

      (B) consents to the entry of an order for relief against it in an involuntary case,

      (C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

      (D) makes a general assignment for the benefit of its creditors;

    (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

      (A) is for relief against the Company in an involuntary case,

      (B) appoints a Custodian for the Company or for all or substantially all of its property, or

      (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days; or

    (7) there occurs any other Event of Default provided for in such series. (Section 6.01)

  The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

  "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) If an Event of Default occurs and is continuing on a series, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the series (or, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, if, upon such Event of Default, the Trustee or the Holders of not less than 25% in aggregate principal amount of such series fail to declare the principal of all the Debt Securities of such series to be so immediately due and payable, the holders of 25% in aggregate liquidation amount of such Preferred Securities then outstanding shall have such right) by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Debt Securities of the series to be due and payable immediately. Discounted Debt Securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. The Holders of a majority in principal amount of the series, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; provided, that in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, the holders of a majority in aggregate liquidation amount of such Preferred Securities then outstanding shall also have such right to rescission of acceleration and its consequences with respect to such series, subject to the same conditions set forth above. (Section 6.02) If an Event of Default occurs and is continuing on a series, the Trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the Trustee and Holders of the series. (Section 6.03)

  In the case of a series issued to an Applied Power Trust, any holder of the related Preferred Securities of such Applied Power Trust shall have the right, upon the occurrence and continuance of an Event of Default described in clauses
(1) and (2) of the first paragraph of this subsection with respect to such series, to institute a suit directly against the Company to enforce payment to such holder of the principal of, and premium, if any, and interest on, the Debt Securities having a principal amount equal to the aggregate liquidation amount of such Preferred Securities held by such holder. (Section 6.06)

  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. (Section 6.05) Except in the case of Default in payment on a series, the Trustee may withhold from Holders of such series notice of any continuing Default if it determines that withholding the notice is in the interest of Holders of the series. (Section 7.04) The Company is required to furnish the Trustee annually a brief certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 4.04)

  The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt, including any other series of Debt Securities, would not constitute an Event of Default. A Securities Resolution may provide for a cross-default provision, in which case the Prospectus Supplement will describe the terms thereof.

Amendments and Waivers

  The Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), the Company and the Trustee may amend the Debt Securities, the Indenture and any coupons with the written consent of the Holders of a majority in principal amount of the Debt Securities of all series affected voting as one class; provided that, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, no such amendment shall be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture shall occur, without the prior consent of the holders of not less than a majority in aggregate liquidation amount of such Preferred Securities then outstanding unless and until the principal (and premium, if any) of the Debt Securities of such series and all accrued and unpaid interest thereon have been paid in full; and provided further that, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, no amendment shall be made to the provisions of the Indenture described in the fourth paragraph under "Defaults and Remedies" above without the prior consent of the holders of each such Preferred Security then outstanding unless and until the principal (and premium, if any) of the Debt Securities of such series and all accrued and unpaid interest thereon have been paid in full. (Section 10.02) Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), a Default on a particular series may be waived with the consent of the Holders of a majority in principal amount of the Debt Securities of the series (or, in the case of a series issued to an Applied Power Trust, so long as any of the related Preferred Securities of such Applied Power Trust remain outstanding, the holders of a majority in aggregate liquidation amount of such Preferred Securities then outstanding). (Section 6.04) However, without the consent of each Debt Security holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof, (5) change the currency in which the principal or interest on a Debt Security is payable, (6) make any change that materially adversely affects the right to convert or exchange any Debt Security, or (7) waive any Default in payment of interest on or principal of a Debt Security. (Sections 6.04 and 10.02) Without the consent of any Debt Security holder, the Company and the Trustee may amend the Indenture, the Debt Securities or any coupons to cure any ambiguity, omission, defect, or inconsistency; to provide for assumption of Company obligations to Debt Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture shall not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Debt Security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

  Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth in the Indenture and described briefly below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons, and to maintain paying agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations, if any, with respect to the Debt Securities and coupons of the series under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants which may be applicable to a particular series. (Section 8.01)

  To exercise either defeasance option as to a series, the Company must (i) irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. Government Obligations, (ii) deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all Debt Securities of such series to maturity or redemption, as the case may be, and (iii) comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to Holders for federal income tax purposes. "U.S. Government Obligations" means direct obligations of the United States or an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

Certain Provisions Relating to Corresponding Junior Subordinated Debt
Securities

  General. The Corresponding Junior Subordinated Debt Securities may be issued in one or more series of Junior Subordinated Debt Securities under the Indenture with terms corresponding to the terms of a series of related Preferred Securities. Concurrently with the issuance of each Applied Power Trust's Preferred Securities, such Applied Power Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in a series of Corresponding Junior Subordinated Debt Securities issued by the Company to such Applied Power Trust. Each series of Corresponding Junior Subordinated Debt Securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the related Preferred Securities and the Common Securities of such Applied Power Trust and will rank pari passu with all other series of Junior Subordinated Debt Securities. Holders of the related Preferred Securities for a series of Corresponding Junior Subordinated Debt Securities will have the rights in connection with modifications to the Indenture or upon occurrence of a Trust Event of Default (as defined under "Description of Preferred Securities--Events of Default; Notice") relating to Corresponding Junior Subordinated Debt Securities described under "--Amendments and Waivers," "--Defaults and Remedies," and "--Enforcement of Certain Rights by Holders of Preferred Securities," unless provided otherwise in the Prospectus Supplement for such related Preferred Securities.

  Unless otherwise specified in the applicable Prospectus Supplement, the Company will covenant, as to each series of Corresponding Junior Subordinated Debt Securities, (i) to maintain, directly or indirectly, 100% ownership of the Common Securities of the Applied Power Trust to which Corresponding Junior Subordinated Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily dissolve, wind-up or liquidate any Applied Power Trust, except (a) in connection with a distribution of Corresponding Junior Subordinated Debt Securities to the holders of the Preferred Securities in liquidation of such Applied Power Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such Applied Power Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes. For additional covenants relating to payment of certain expenses of the Applied Power Trusts, see "Description of Preferred Securities--Payment of Expenses."

  Option to Extend Interest Payment Date. If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Corresponding Junior Subordinated Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the maturity date of such series of Corresponding Junior Subordinated Debt Securities. Certain United States Federal income tax consequences and special considerations applicable to any such Corresponding Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement.

  Redemption. Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Corresponding Junior Subordinated Debt Securities of any series in whole at any time or in part from time to time. Corresponding Junior Subordinated Debt Securities may be redeemed in the denominations as set forth in the applicable Prospectus Supplement. Except as otherwise specified in the applicable Prospectus Supplement, the redemption price for any Corresponding Junior Subordinated Debt Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the principal amount thereof. Unless otherwise specified in the applicable Prospectus Supplement, the Company may not redeem a series of Corresponding Junior Subordinated Debt Securities in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Junior Subordinated Debt Securities of such series for all interest periods terminating on or prior to the redemption date.

  Except as otherwise specified in the applicable Prospectus Supplement, if a Junior Subordinated Debt Security Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of an Applied Power Trust shall occur and be continuing, the Company may, at its option, redeem the Corresponding Junior Subordinated Debt Securities held by such Applied Power Trust at any time within 90 days of the occurrence of such Junior Subordinated Debt Security Tax Event or Investment Company Event, in whole but not in part, subject to the provisions of the applicable Securities Resolution. The redemption price for any such Corresponding Junior Subordinated Debt Securities shall be equal to 100% of the principal amount of such Corresponding Junior Subordinated Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable Applied Power Trust is the holder of all such outstanding Corresponding Junior Subordinated Debt Securities, the proceeds of any such redemption will be used by the Applied Power Trust to redeem the corresponding Trust Securities in accordance with their terms.

  "Junior Subordinated Debt Security Tax Event" means the receipt by the applicable Applied Power Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative written decision, pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable series of Corresponding Junior Subordinated Debt Securities pursuant to the applicable Securities Resolution, there is more than an insubstantial risk that (i) the applicable Applied Power Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of Corresponding Junior Subordinated Debt Securities,
(ii) interest payable by the Company on such series of Corresponding Junior Subordinated Debt Securities is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes or (iii) the applicable Applied Power Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "Investment Company Event" means the receipt by the applicable Applied Power Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in the Investment Company Act"), the applicable Applied Power Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in the Investment Company Act becomes effective on or after the date of original issuance of the series of Preferred Securities issued by the Applied Power Trust.

  Restrictions on Certain Payments. The Company will, unless otherwise provided in the applicable Prospectus Supplement, covenant, as to each series of Corresponding Junior Subordinated Debt Securities, that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Corresponding Junior Subordinated Debt Securities) that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debt Securities or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Corresponding Junior Subordinated Debt Securities (other than
(a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's shareholder rights plan ("Rights Agreement"), if any, or any successor to such Rights Agreement, and the declaration of a dividend of such rights or the issuance of stock under a Rights Agreement in the future, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under any of the Company's benefit plans for its directors, officers or employees) if at such time (A) there shall have occurred any event of which the Company has actual knowledge (a) that with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the Indenture with respect to the Corresponding Junior Subordinated Debt Securities of such series and (b) in respect of which the Company shall not have taken reasonable steps to cure, (B) if such Corresponding Junior Subordinated Debt Securities are held by an Applied Power Trust which is the issuer of a series of related Preferred Securities, the Company shall be in default with respect to its payment of any obligations under the Guarantee relating to such related Preferred Securities or (C) the Company shall have given notice of its selection of an Extension Period as provided pursuant to the Securities Resolution with respect to the Corresponding Junior Subordinated Debt Securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

  Enforcement of Certain Rights by Holders of Preferred Securities. If an Event of Default with respect to a series of Corresponding Junior Subordinated Debt Securities has occurred and is continuing and such event is attributable to the failure of the Company to pay principal of or premium, if any, or interest, if any, on such series of Corresponding Junior Subordinated Debt Securities on the date such interest, premium or principal is otherwise payable, a holder of related Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or premium, if any, or interest, if any, on such Corresponding Junior Subordinated Debt Securities having a principal amount equal to the aggregate Liquidation Amount of the related Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the applicable Applied Power Trust may become subject to the reporting obligations under the Exchange Act. The Company shall have the right pursuant to the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action. Unless otherwise specified in the applicable Prospectus Supplement, the holders of the related Preferred Securities will not be able to exercise directly any remedies other than those set forth in this paragraph available to the holders of the Corresponding Junior Subordinated Debt Securities.

Regarding the Trustee

  The First National Bank of Chicago will act as Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee three months in advance and if no Default occurs during the three-month period. (Section 7.07) The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee.

              DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

  The following statements with respect to Warrants to purchase Debt Securities (the "Debt Warrants") are summaries of, and subject to, the detailed provisions of a Debt Warrant Agreement (the "Debt Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Debt Warrant Agent"), a form of which will be filed with the Commission.

General

  The Debt Warrants, evidenced by Debt Warrant certificates (the "Debt Warrant Certificates"), may be issued under the Debt Warrant Agreement independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. If Debt Warrants are offered, the Prospectus Supplement will describe the terms of the Debt Warrants, including the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (iii) if applicable, the designation and terms of the Securities with which the Debt Warrants are issued and the number of Debt Warrants issued with each such Security; (iv) if applicable, the date on and after which the Debt Warrants and the related Securities will be separately transferable; (v) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (vi) the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire; (vii) Federal income tax consequences; (viii) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form; and (ix) any other terms of the Debt Warrants.

  Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent or any Co-Debt Warrant Agent, which will be identified in the Prospectus Supplement, or at such other office as may be set forth therein. Holders of Debt Warrants do not have any of the rights of Holders of Debt Securities (except to the extent that the consent of holders of Debt Warrants may be required for certain modifications of the terms of the Indenture and the series of Debt Securities issuable upon exercise of the Debt Warrants) and are not entitled to payments of principal of and interest, if any, on such Debt Securities.

Exercise of Warrants to Purchase Debt Securities

  Debt Warrants may be exercised by surrendering the Debt Warrant Certificate at the corporate trust office of the Debt Warrant Agent or at the corporate trust office of the Co-Debt Warrant Agent, if any, with the form of election to purchase on the reverse side of the Debt Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Debt Warrants, the Debt Warrant Agent or Co-Debt Warrant Agent, if any, will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the holder exercising the Debt Warrant and at the sole cost and risk of such holder. If less than all of the Debt Warrants evidenced by the Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

  The following summary does not purport to be a complete description of the applicable provisions of the Company's Restated Articles of Incorporation (the "Articles") and Amended and Restated Bylaws (the "Bylaws"), as amended from time to time, copies of which have been or will be filed with the Commission, or of applicable statutory or other law, and is qualified in its entirety by reference thereto.

  The authorized capital stock of the Company as of November 30, 1998, consisted of 80,000,000 shares of Class A Common Stock, $.20 par value ("Class A Common Stock"), of which 38,674,551 shares were issued and outstanding; 7,500,000 shares of Class B Common Stock, $.20 par value ("Class B Common Stock"), none of which were issued and outstanding; and 800,000 shares of Cumulative Preferred Stock, $1.00 par value ("Preferred Stock"), none of which have been issued. Class A Common Stock and Class B Common Stock are collectively referred to herein as "Common Stock."

Preferred Stock

  The Preferred Stock may be issued in one or more series providing for such dividend rates, voting, liquidation, redemption, and conversion rights, and such other terms and conditions as the Board of Directors of the Company may determine, without further approval by holders of Common Stock. If any shares of Class B Common Stock were outstanding, any voting rights conferred on holders of Preferred Stock would be limited, with respect to the election of directors, to the power to vote together with holders of Class A Common Stock in electing a "maximum minority" of the Board of Directors, as described under "Common Stock" below.

  If the Company issues any shares of Preferred Stock, the Company would be permitted to pay dividends or make other distributions upon the Common Stock (except for distributions payable in shares of Common Stock) only after paying or setting apart funds for payment of current dividends and any accrued but unpaid dividends upon the outstanding Preferred Stock, at the rate or rates designated for each series of outstanding Preferred Stock, and making provision for any mandatory sinking fund payments. In the event of voluntary or involuntary liquidation of the Company, the holders of any outstanding Preferred Stock would be entitled to receive all accrued dividends on the Preferred Stock and the liquidation amount specified for each series of Preferred Stock before any amount may be distributed to holders of the Common Stock.

  Each series of Preferred Stock will have such designation, preferences, limitations and relative rights as shall be stated in the resolution or resolutions providing for the designation and issue of such series adopted by the Board of Directors (or any duly authorized committee thereof). The amendment to the Articles setting forth the terms of each series will be filed with the Commission in connection with the offering of such series of Preferred Stock. The Prospectus Supplement relating to an offering of Preferred Stock (or securities convertible into Preferred Stock) will describe terms relevant thereto including the number of shares offered, the initial offering price and the relative rights and preferences of the shares of such series.

  Under the Articles, all shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which the Board of Directors may establish variations between different series not inconsistent with other provisions in the Articles: (a) the dividend rate; (b) the price at and terms and conditions on which shares may be redeemed; (c) the amount payable upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund provisions for the redemption or purchase of shares; (e) the terms and conditions on which shares may be converted into Common Stock, if the shares of any series are issued with the privilege of conversion; and (f) voting rights, if any, subject to the provisions regarding voting rights described herein.

  As described under "Description of Depositary Shares," the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined below).

  The holders of Preferred Stock will have no preemptive rights. Under the Articles, each series of Preferred Stock will, with respect to dividend rights and rights on liquidation, dissolution and winding up of the Company, rank prior to the Common Stock and on a parity with each other series of Preferred Stock.

Common Stock

  The rights and preferences of shares of Class A Common Stock and Class B Common Stock are identical, except as to voting power with respect to the election of directors and conversion rights.

  On all matters other than the election of directors, the holders of Class A Common Stock and Class B Common Stock possess equal voting power of one vote per share, voting as a single class of stock (unless otherwise required by the Wisconsin Business Corporation Law--the "WBCL"). In the election of the Board of Directors, the holders of Class A Common Stock, voting together as a single class with the holders of any Preferred Stock which has voting power, are entitled to elect a "maximum minority" of the number of directors to be elected. As a result of the "maximum minority" provision, the holders of the Class B Common Stock, voting as a separate class, are entitled to elect the balance of the directors, constituting a "minimum majority" of the number of directors to be elected. If an even number of directors is to be elected, the holders of Class B Common Stock will be entitled to elect two more directors than the holders of Class A Common Stock and any Preferred Stock having voting power; if the number of directors to be elected is an odd number, the holders of Class B Common Stock will be entitled to elect one more director than the holders of Class A Common Stock and any Preferred Stock having voting power. In the event there are no shares of Class B Common Stock outstanding, holders of Class A Common Stock, together with holders of any Preferred Stock having voting power, shall elect all of the directors to be elected. A director, once elected and duly qualified, may be removed only by the requisite affirmative vote of the holders of that class of stock by which such director was elected.

  Holders of both classes of Common Stock are equally entitled to such dividends as the Company's Board of Directors may declare out of funds legally available therefor. If the Company were to issue any of its authorized Preferred Stock, no dividends could be paid or set apart for payment on shares of Common Stock, unless paid in Common Stock, until dividends on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment and provision had been made for any mandatory sinking fund payments. Certain covenants contained in the Company's debt agreements, or in the provisions of the Articles for the benefit of any Preferred Stock that may be issued, from time to time could have the direct or indirect effect of limiting the payment of dividends or other distributions on (including redemptions and purchases of) the Company's capital stock. Stock dividends on Class A Common Stock may be paid only in shares of Class A Common Stock and stock dividends on Class B Common Stock may be paid only in shares of Class B Common Stock.

  The Articles contain provisions which provided for the conversion of Class B Common Stock into shares of Class A Common Stock on a share-for-share basis at the option of the holder, and for the automatic conversion of all outstanding shares of Class B Common Stock to Class A Common Stock on a share-for-share basis when the number of outstanding shares of Class B Common Stock was reduced below a certain threshold. All of the shares of Class B Common Stock that had been outstanding were converted into Class A Common Stock pursuant to these conversion provisions. Holders of Class A Common Stock do not have any conversion rights.

  In the event of dissolution or liquidation of the Company, the holders of both classes of Common Stock are entitled to share ratably all assets of the Company remaining after payment of the Company's liabilities and satisfaction of the rights of any series of Preferred Stock which may be outstanding. There are no redemption or sinking fund provisions with respect to the Common Stock.

  The Class A Common Stock is listed on the NYSE. Firstar Bank Milwaukee, N.A., Milwaukee, Wisconsin, serves as the transfer agent for the Class A Common Stock.

General

  The Articles provide that the affirmative vote of two-thirds of all shares entitled to vote thereon is required in order to constitute shareholder approval of a merger, consolidation, or liquidation of the Company, sale or other disposition of all or substantially all of its assets, amendment of the Articles or the Bylaws, or removal of a director.

  Directors of the Company are currently elected to serve one-year terms. The Articles provide that the Bylaws (which may be amended by the Board of Directors or by the shareholders) may provide for the division of the Board of Directors into two or three classes, serving staggered two or three-year terms.

  When the Company has received the consideration for which the Board of Directors authorized the issuance of shares, the shares issued for that consideration are fully paid and nonassessable. Shareholders are subject to personal liability under Section 180.0622(2)(b) of the WBCL, as judicially interpreted, for debts owing to employees of the Company for services performed for the Company, but not exceeding six months' service in any one case.

  Holders of capital stock of the Company do not have preemptive or other subscription rights to purchase or subscribe for unissued stock or other securities of the Company.

Certain Statutory Provisions

  Under Section 180.1150(2) of the WBCL, the voting power of shares of a "resident domestic corporation," such as the Company (as long as it continues to meet the statutory definition), which are held by any person (including two or more persons acting in concert) in excess of 20% of the voting power in the election of directors shall be limited (in voting on any matter) to 10% of the full voting power of the shares in excess of 20%, unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150(2), including (among others) shares acquired directly from the Company, shares acquired before April 22, 1986, and shares acquired in a merger or share exchange to which the Company is a party.

  Sections 180.1130 to 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of a "resident domestic corporation," such as the Company (as long as it continues to meet the statutory definition), certain business combinations not meeting certain fair price standards specified in the statute must be approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the resident domestic corporation (or any subsidiary thereof) with, or the sale or other disposition of all or substantially all of the property and assets of the resident domestic corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. The statute also restricts the repurchase of shares and the sale of corporate assets by a resident domestic corporation in response to a take-over offer.

  Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation," such as the Company (as long as it continues to meet the statutory definition), and a person beneficially owning 10% or more of the voting power of the outstanding voting stock of such corporation (an "interested stockholder") within three years after the date such person became a 10% beneficial owner, unless the business combination or the acquisition of such stock has been approved before the stock acquisition date by the corporation's board of directors. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain fair price requirements of the statute with respect to form and amount.

  Under the WBCL, as amended in 1997, a "resident domestic corporation" is defined to mean a Wisconsin corporation that has a class of voting stock that is registered or traded on a national securities exchange or that is registered under Section 12(g) of the Exchange Act and that, as of the relevant date, satisfies any of the following: (i) its principal offices are located in Wisconsin; (ii) it has significant business operations located in Wisconsin;
(iii) more than 10% of the holders of record of its shares are residents of Wisconsin; or (iv) more than 10% of its shares are held of record by residents of Wisconsin. The Company is a "resident domestic corporation" for purposes of the above described provisions. A Wisconsin corporation that is otherwise subject to certain of such statutes may preclude their applicability by an election to that effect in its articles of incorporation. The Company's Articles do not contain any such election.

  These provisions of the WBCL, the ability to issue additional shares of Common Stock and Preferred Stock without further shareholder approval (except as required under NYSE corporate governance standards), and certain other provisions of the Company's Articles (discussed above) could have the effect, among others, of discouraging take-over proposals for the Company, delaying or preventing a change in control of the Company, or impeding a business combination between the Company and a major shareholder of the Company.

                        DESCRIPTION OF DEPOSITARY SHARES

  The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

General

  The Company may, at its option, elect to have shares of Preferred Stock represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company (the "Preferred Stock Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

  The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

  A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Dividends and Other Distributions

  The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

  In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale of such property and distribution of the net proceeds from such sale to such holders.

  The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

Conversion and Exchange

  If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

Redemption of Depositary Shares

  If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

Voting

  Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

Record Date

  Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred

Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Company to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

  The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

  Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

Charges of Preferred Stock Depositary

  The Company will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

Miscellaneous

  The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

  Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

  The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Company, the Preferred Stock Depositary may terminate the Deposit Agreement. See "-- Amendment and Termination of the Deposit Agreement" above.

                  DESCRIPTION OF WARRANTS TO PURCHASE CLASS A
                        COMMON STOCK OR PREFERRED STOCK

  The following statements with respect to the Warrants to purchase Class A Common Stock or Preferred Stock (the "Stock Warrants") are summaries of, and subject to, the detailed provisions of a Stock Warrant Agreement (the "Stock Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Stock Warrant Agent"), a form of which will be filed with the Commission.

General

  The Stock Warrants, evidenced by Stock Warrant certificates (the "Stock Warrant Certificates"), may be issued under the Stock Warrant Agreement independently or together with any Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. If Stock Warrants are offered, the Prospectus Supplement will describe the terms of the Stock Warrants, including the following: (i) the offering price, if any; (ii) the number of shares of Preferred Stock or Class A Common Stock purchasable upon exercise of each Stock Warrant and the initial price at which such shares may be purchased upon exercise; (iii) if applicable, the designation and terms of the Securities with which the Stock Warrants are issued and the number of Stock Warrants issued with each such Security; (iv) if applicable, the date on and after which the Stock Warrants and the related Preferred Stock or Class A Common Stock will be separately transferable; (v) the date on which the right to exercise the Stock Warrants shall commence and the date on which such right shall expire; (vi) federal income tax consequences; (vii) call provisions of such Stock Warrants, if any; (viii) whether the Stock Warrants represented by the Stock Warrant Certificates will be issued in registered or bearer form; and
(ix) any additional or other rights, preferences, privileges, limitations and restrictions relating to the Stock Warrants. The shares of Preferred Stock or Class A Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

  Stock Warrant Certificates may be exchanged for new Stock Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Stock Warrant Agent or any Co-Stock Warrant Agent, which will be identified in the Prospectus Supplement, or at such other office as may be set forth therein. Holders of Stock Warrants do not have any of the rights of holders of Class A Common Stock or Preferred Stock (except to the extent that the consent of holders of Stock Warrant may be required for certain modifications of the terms of the Class A Common Stock or Preferred Stock issuable upon exercise of the Stock Warrants) and are not entitled to dividend payments on the Class A Common Stock or Preferred Stock purchasable upon such exercise.

Exercise of Stock Warrants

  Stock Warrants may be exercised by surrendering the Stock Warrant Certificate at the corporate trust office of the Stock Warrant Agent or at the corporate trust office of the Co-Stock Warrant Agent, if any, with the form of election to purchase on the reverse side of the Stock Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement. Upon the exercise of Stock Warrants, the Stock Warrant Agent or Co-Stock Warrant Agent, if any, will, as soon as practicable, forward a certificate representing the number of shares of Preferred Stock or Class A Common Stock purchasable upon such exercise in accordance with the instructions of the holder exercising the Stock Warrant and at the sole cost and risk of such holder. If less than all of the Stock Warrants evidenced by the Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

Anti-Dilution Provisions

  Unless otherwise specified in the applicable Prospectus Supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including (i) the issuance of a stock dividend to holders of Preferred Stock or Class A Common Stock or a combination, subdivision or reclassification of the Preferred Stock or Class A Common Stock; (ii) the issuance of rights, warrants or options to all holders of Preferred Stock or Class A Common Stock entitling the holders thereof to subscribe for or purchase Preferred Stock or Class A Common Stock for an aggregate consideration per share less than the current market price per share of the Preferred Stock or Class A Common Stock; or (iii) any distribution by the Company to the holders of its Preferred Stock or Class A Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (i) above). No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable.

                      DESCRIPTION OF PREFERRED SECURITIES

  The following description sets forth certain general terms and provisions of the Preferred Securities to which any Prospectus Supplement may relate. The particular terms of the Preferred Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Preferred Securities so offered will be described in the Prospectus Supplement relating to such Preferred Securities.

  Pursuant to the terms of the Trust Agreement for each Applied Power Trust, the Administrative Trustees, on behalf of such Applied Power Trust, are authorized to issue the Preferred Securities and the Common Securities. The Preferred Securities of a particular issue will represent beneficial ownership interests in the assets of such Applied Power Trust, and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of such Applied Power Trust, as well as other benefits as described in the corresponding Trust Agreement. This summary of certain provisions of the Preferred Securities and each Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of each Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of a Trust Agreement (as amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the Applied Power Trusts is a legally separate entity, and the assets of one are not available to satisfy the obligations of the other.

General

  The Preferred Securities of an Applied Power Trust will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of that Applied Power Trust except as described under

"--Subordination of Common Securities." Legal title to the Corresponding Junior Subordinated Debt Securities will be held by the Property Trustee in trust for the benefit of the holders of the related Preferred Securities and Common Securities. Each Guarantee Agreement executed by the Company for the benefit of the holders of an Applied Power Trust's Preferred Securities (each, a "Guarantee Agreement") will be a guarantee on a junior subordinated basis with respect to the related Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the related Applied Power Trust does not have funds on hand available to make such payments. See "Description of Guarantees."

Distributions

  Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. Except as specified in the applicable Prospectus Supplement, in the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). Except as specified in the applicable Prospectus Supplement, a "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law to remain closed or a day on which the corporate trust office of the Property Trustee or the Trustee under the Indenture is closed for business.

  An Applied Power Trust's Preferred Securities represent beneficial ownership interests in the assets of such Applied Power Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the Prospectus Supplement for such Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable Prospectus Supplement. Distributions to which holders of Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the applicable Prospectus Supplement. The term "Distributions" as used herein includes any such additional Distributions unless otherwise stated.

  If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Corresponding Junior Subordinated Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the maturity date of such series of Corresponding Junior Subordinated Debt Securities. Certain United States Federal income tax consequences and special considerations applicable to any such Corresponding Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement. As a consequence of any such extension, Distributions on the related Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum set forth in the Prospectus Supplement for such Preferred Securities) by the Applied Power Trust which issued such Preferred Securities during any such Extension Period.

  If the Company shall have given notice of its selection of an Extension Period as provided pursuant to the Indenture with respect to the Corresponding Junior Subordinated Debt Securities of a series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing, the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Corresponding Junior Subordinated

Debt Securities) that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debt Securities of such series or make any guarantee payments with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Corresponding Junior Subordinated Debt Securities of such series (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's Rights Agreement, if any, or any successor to such Rights Agreement, and the declaration of a dividend of such rights or the issuance of stock under such plans in the future, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under any of the Company's benefit plans for its directors, officers or employees). For additional circumstances in which the Company is restricted in making such payments, see "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities--Restrictions on Certain Payments."

  The revenue of each Applied Power Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Corresponding Junior Subordinated Debt Securities in which the Applied Power Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities." If the Company does not make interest payments on such Corresponding Junior Subordinated Debt Securities, the Property Trustee will not have funds available to pay Distributions of the related Preferred Securities. The payment of Distributions (if and to the extent the Applied Power Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of Guarantees."

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of such Applied Power Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under "Book Entry Issuance." In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date at least 15 days prior to the relevant Distribution Date, as specified in the applicable Prospectus Supplement.

Payment of Expenses

  Pursuant to the Indenture, the Company, as borrower, has agreed to pay all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Applied Power Trusts (including, but not limited to, all costs and expenses relating to the organization of the Applied Power Trusts, the fees and expenses of the Property Trustee, the Delaware Trustee and the Administrative Trustees and all costs and expenses relating to the operation of the Applied Power Trusts (other than with respect to the Trust Securities)) and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature (other than United States withholding taxes) imposed by the United States or any other taxing authority, so that the net amounts received and retained by the applicable Applied Power Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the applicable Applied Power Trust would have received and retained had no such fees, expenses, debts and obligations been incurred by or imposed on the applicable Applied Power Trust. The foregoing obligations of the Company are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed (each, a "Creditor"), whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Company directly against the Company, and the Company has agreed to irrevocably waive any right or remedy to require that any such Creditor take any action against the applicable Applied Power Trust or any other person before proceeding against the Company. The Company shall execute such additional agreements as may be necessary to give full effect to the foregoing.

Redemption or Exchange

  Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Subordinated Debt Securities, whether at maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Corresponding Junior Subordinated Debt Securities. See "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities-- Redemption." If less than all of any series of Corresponding Junior Subordinated Debt Securities are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related Trust Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of any series of any Corresponding Junior Subordinated Debt Securities to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the related Trust Securities.

  The Company will have the right to redeem any series of Corresponding Junior Subordinated Debt Securities (i) subject to the conditions described under "Description of Debt Securities--Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities--Redemption" or (ii) as may be otherwise specified in the applicable Prospectus Supplement.

  "Like Amount" means (i) with respect to a redemption of any series of Trust Securities, Trust Securities of such series having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Corresponding Junior Subordinated Debt Securities to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Subordinated Debt Securities to holders of any series of Trust Securities in connection with a dissolution or liquidation of the related Applied Power Trust, Corresponding Junior Subordinated Debt Securities having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Corresponding Junior Subordinated Debt Securities are distributed. Unless otherwise specified in the applicable Prospectus Supplement, "Liquidation Amount" means the stated amount per Trust Security specified in the applicable Prospectus Supplement.

  At any time, the Company has the right to dissolve an Applied Power Trust and, after satisfaction of the liabilities of creditors of such Applied Power Trust as provided by applicable law, cause the Corresponding Junior Subordinated Debt Securities owned by such Applied Power Trust to be distributed to the holders of the related Preferred Securities and Common Securities in liquidation of the Applied Power Trust.

  If provided in the applicable Prospectus Supplement, the Company shall have the right to extend or shorten the maturity of any series of Corresponding Junior Subordinated Debt Securities at the time that the Company exercises its right to elect to dissolve the related Applied Power Trust and cause such Corresponding Junior Subordinated Debt Securities to be distributed to the holders of such related Preferred Securities and Common Securities in liquidation of the Applied Power Trust, provided that it can extend the maturity only if certain conditions specified in the applicable Prospectus Supplement are met at the time such election is made and at the time of such extension.

  After the liquidation date fixed for any distribution of Corresponding Junior Subordinated Debt Securities for any series of Preferred Securities (i) such series of Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC") or its nominee, as the record holder of such series of Preferred Securities, will receive a registered global certificate or certificates representing the Corresponding Junior Subordinated Debt Securities to be delivered upon such distribution and (iii) any certificates representing such series of Preferred Securities not held by DTC or its nominee will be deemed to represent the Corresponding Junior Subordinated Debt Securities having a principal amount equal to the stated Liquidation Amount of such series of Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such series of Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Junior Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of an Applied Power Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Junior Subordinated Debt Securities that an investor may receive on dissolution and liquidation of an Applied Power Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

Redemption and Exchange Procedures

  Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Subordinated Debt Securities. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the related Applied Power Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

  If an Applied Power Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. See "Book-Entry Issuance." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. Except as specified in the applicable Prospectus Supplement, in the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Applied Power Trust or by the Company pursuant to the Guarantee as described under "Description of Guarantees," Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Applied Power Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

  Subject to applicable law (including, without limitation, United States Federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

  Payment of the Redemption Price on the Preferred Securities and any distribution of Corresponding Junior Subordinated Debt Securities to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be a date at least 15 days prior to the Redemption Date or liquidation date, as applicable, as specified in the applicable Prospectus Supplement.

  If less than all of the Preferred Securities and Common Securities issued by an Applied Power Trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Corresponding Junior Subordinated Debt Securities, on and after the Redemption Date interest ceases to accrue on such Junior Subordinated Debt Securities or portions thereof (and distributions cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

  Payment of Distributions on, and the Redemption Price of, each Applied Power Trust's Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date an Event of Default with respect to any Junior Subordinated Debt Security shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Applied Power Trust's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the Applied Power Trust's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the Applied Power Trust's outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Applied Power Trust's Preferred Securities then due and payable.

  In the case of any Event of Default with respect to any Junior Subordinated Debt Security, the Company as holder of such Applied Power Trust's Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable Trust Agreement until the effect of all such Events of Default with respect to such Preferred Securities has been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not on behalf of the Company as holder of the Applied Power Trust's Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

  Pursuant to each Trust Agreement, each Applied Power Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the written direction to the Property Trustee from the Company, as Depositor, to dissolve such Applied Power Trust and distribute the Corresponding Junior Subordinated Debt Securities to the holders of the Preferred Securities in exchange for the Preferred Securities (which direction is optional and wholly within the discretion of the Company, as Depositor); (iii) the redemption of all of the Applied Power Trust's Trust Securities; and (iv) the entry of an order for the dissolution of such Applied Power Trust by a court of competent jurisdiction.

  If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the Applied Power Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Applied Power Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Corresponding Junior Subordinated Debt Securities, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Applied Power Trust available for distribution to holders, after satisfaction of liabilities to creditors of such Applied Power Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because such Applied Power Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Applied Power Trust on its Preferred Securities shall be paid on a pro rata basis. The holder(s) of such Applied Power Trust's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Junior Subordinated Debt Security Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

Events of Default; Notice

  Any one of the following events constitutes an "Event of Default" under each Trust Agreement (a "Trust Event of Default") with respect to the Preferred Securities issued thereunder (whatever the reason for such Trust Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

    (i) the occurrence of an Event of Default with respect to a Corresponding Junior Subordinated Debt Security under the Indenture (see "Description of Debt Securities--Defaults and Remedies"); or

    (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

    (iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

    (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in such Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities of the applicable Applied Power Trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under such Trust Agreement; or

    (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

  Within 90 days after the occurrence of any Trust Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Trust Event of Default to the holders of such Applied Power Trust's Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Trust Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

  If an Event of Default with respect to a Corresponding Junior Subordinated Debt Security has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of each Applied Power Trust as described above. See "--Liquidation Distribution upon Dissolution." The existence of a Trust Event of Default does not entitle the holders of Preferred Securities to cause the redemption of the Preferred Securities.

Removal of Issuer Trustees

  Unless an Event of Default with respect to a Corresponding Junior Subordinated Debt Security shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Trust Event of Default resulting from an Event of Default with respect to a Corresponding Junior Subordinated Debt Security has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

Co-Trustees and Separate Property Trustee

  Unless a Trust Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case an Event of Default with respect to a Corresponding Junior Subordinated Debt Security has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Issuer Trustees

  Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Conversions, Amalgamations or Replacements of the Applied Power Trusts

  An Applied Power Trust may not merge with or into, consolidate, convert into, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below, as described in "--Liquidation Distribution upon Dissolution" or as described in the Prospectus Supplement with respect to the Preferred Securities. An Applied Power Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of such Applied Power Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the

"Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Junior Subordinated Debt Securities, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially similar to that of the Applied Power Trust, (vii) prior to such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Applied Power Trust experienced in such matters to the effect that (a) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the Applied Power Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, an Applied Power Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease would cause the Applied Power Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

  Except as provided below and under "Description of Guarantees--Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Preferred Securities will have no voting rights.

  Each Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the Applied Power Trust will be classified for United States Federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Applied Power Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any such amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Each Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities and (ii) receipt by the Issuer Trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Applied Power Trust's status as a grantor trust for United States Federal income tax purposes or the Applied Power Trust's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  So long as any Corresponding Junior Subordinated Debt Securities are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Subordinated Debt Securities,
(ii) waive any past default that is waivable under Section 6.04 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Corresponding Junior Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture, the applicable Securities Resolution or such Corresponding Junior Subordinated Debt Securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Corresponding Junior Subordinated Debt Securities affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the related Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Corresponding Junior Subordinated Debt Securities. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel to the effect that the Applied Power Trust will not be classified as a corporation for United States Federal income tax purposes on account of such action.

  Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote to be given to each holder of record of Preferred Securities in the manner set forth in each Trust Agreement.

  No vote or consent of the holders of Preferred Securities will be required for an Applied Power Trust to redeem and cancel its Preferred Securities in accordance with the applicable Trust Agreement.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

  Payments in respect of the Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any Applied Power Trust's Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

Registrar and Transfer Agent

  Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each Applied Power Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Applied Power Trusts will not be required to register or cause to be registered the transfer of their Preferred Securities after such Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

  The Property Trustee, other than during the occurrence and continuance of a Trust Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Trust Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

  The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Applied Power Trusts in such a way that no Applied Power Trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the Corresponding Junior Subordinated Debt Securities will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Applied Power Trust or each Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

  Holders of the Preferred Securities have no preemptive or similar rights.

  No Applied Power Trust may borrow money or issue debt or mortgage or pledge any of its assets.

                           DESCRIPTION OF GUARANTEES

  A Guarantee Agreement will be executed and delivered by the Company concurrently with the issuance by each Applied Power Trust of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The First National Bank of Chicago will act as indenture trustee ("Guarantee Trustee") under each Guarantee for the purposes of compliance with the Trust Indenture Act, and each Guarantee will be qualified as an indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each Guarantee Agreement, including the definitions therein of certain terms, and the Trust

Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference in this summary to Preferred Securities means that Applied Power Trust's Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related Applied Power Trust's Preferred Securities.

General

  The Company will irrevocably agree to pay in full on a junior subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such Applied Power Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the related Applied Power Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such Applied Power Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that such Applied Power Trust has funds on hand available therefor at such time or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such Applied Power Trust (unless the Corresponding Junior Subordinated Debt Securities are distributed to holders of such Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such Applied Power Trust remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Preferred Securities or by causing the Applied Power Trust to pay such amounts to such holders.

  Each Guarantee will be an irrevocable guarantee on a junior subordinated basis of the related Applied Power Trust's obligations under the Preferred Securities, but will apply only to the extent that such related Applied Power Trust has funds sufficient to make such payments, and is not a guarantee of collection.

  If the Company does not make interest payments on the Corresponding Junior Subordinated Debt Securities held by the Applied Power Trust, the Applied Power Trust will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. Each Guarantee will rank subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness of the Company. See "--Status of the Guarantees." The majority of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries. The Company relies primarily on funds obtained from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Company's obligations under the Guarantees will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. See "Description of Debt Securities--General" and "--Ranking of Debt Securities." Except as otherwise provided in the applicable Prospectus Supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Preferred Securities.

  The Company has also agreed to irrevocably and unconditionally guarantee the obligations of the Applied Power Trusts with respect to the Common Securities to the same extent as the Preferred Securities Guarantee, except that upon an Event of Default with respect to a Corresponding Junior Subordinated Debt Security, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

  The Company's obligations described herein and in any accompanying Prospectus Supplement, through the applicable Guarantee Agreement, the applicable Trust Agreement, the Corresponding Junior Subordinated Debt Securities, and the applicable Securities Resolution under the Indenture, taken together, constitute a full, irrevocable and unconditional guarantee by the Company of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Applied Power Trust's obligations under the Preferred Securities. See "The Applied Power Trusts," "Description of Preferred Securities," and "Description of Debt Securities-- Certain Provisions Relating to Corresponding Junior Subordinated Debt Securities."

Status of the Guarantees

  Each Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness.

  Each Guarantee will rank pari passu with all other Guarantees issued by the Company relating to Preferred Securities. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held for the benefit of the holders of the related Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Applied Power Trust or upon distribution to the holders of the Preferred Securities of the Corresponding Junior Subordinated Debt Securities. None of the Guarantees places a limitation on the amount of additional senior indebtedness or subordinated indebtedness that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting senior indebtedness or subordinated indebtedness.

Amendments and Assignment

  Except with respect to any changes which do not adversely affect the rights of holders of the related Preferred Securities in any material respect (in which case no vote will be required), no Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the related outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities--Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

Events of Default

  An event of default under each Guarantee Agreement will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the related Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee Agreement or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee Agreement.

  Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee Agreement without first instituting a legal proceeding against the Applied Power Trust, the Guarantee Trustee or any other person or entity.

  The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee Agreement.

Information Concerning the Guarantee Trustee

  The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee Agreement and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee Agreement at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantees

  Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the related Preferred Securities, upon full payment of the amounts payable upon liquidation of the related Applied Power Trust or upon distribution of Corresponding Junior Subordinated Debt Securities to the holders of the related Preferred Securities. Each will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid under such Preferred Securities or such Guarantee.

Governing Law

  Each Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
             THE CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES
                               AND THE GUARANTEES

Full and Unconditional Guarantee

  Payments of Distributions and other amounts due on the Preferred Securities (to the extent the applicable Applied Power Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantees." Taken together, the Company's obligations under each series of Corresponding Junior Subordinated Debt Securities, the related Securities Resolution, the Indenture, the related Trust Agreement and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Applied Power Trust's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on any series of Corresponding Junior Subordinated Debt Securities, such Applied Power Trust will not pay Distributions or other amounts due on its Preferred Securities. The Guarantees do not cover payment of Distributions when the related Applied Power Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of a series of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under each Guarantee are subordinate and junior in right of payment to all senior indebtedness and subordinated indebtedness of the Company.

Sufficiency of Payments

  As long as payments of interest and other payments are made when due on each series of Corresponding Junior Subordinated Debt Securities, such payments will be sufficient to cover Distributions and other payments due on the related Preferred Securities, primarily because (i) the aggregate principal amount of each series of

Corresponding Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated Liquidation Amount of the related Preferred Securities and related Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Subordinated Debt Securities will match the Distribution rate and Distribution and other payment dates for the related Preferred Securities; (iii) the Company, as borrower, shall pay for all and any costs, expenses and liabilities of such Applied Power Trust except the Applied Power Trust's obligations to holders of its Preferred Securities under such Preferred Securities; and (iv) each Trust Agreement further provides that the Applied Power Trust will not engage in any activity that is not consistent with the limited purposes of such Applied Power Trust.

  Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder if and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee Agreement.

Enforcement Rights of Holders of Preferred Securities

  A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the related Guarantee Agreement without first instituting a legal proceeding against the Guarantee Trustee, the related Applied Power Trust or any other person or entity.

  A default or event of default under any senior or subordinated indebtedness of the Company would not necessarily constitute a Trust Event of Default. However, in the event of payment defaults under, or acceleration of, senior or subordinated indebtedness of the Company, the subordination provisions of the applicable Securities Resolution will, unless the applicable Securities Resolution states otherwise, provide that no payments may be made in respect of the Corresponding Junior Subordinated Debt Securities until such senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Subordinated Debt Securities would constitute a Trust Event of Default.

Limited Purpose of Applied Power Trusts

  Each Applied Power Trust's Preferred Securities evidence undivided beneficial ownership interests in the assets of such Applied Power Trust, and each Applied Power Trust exists for the sole purposes of issuing its Preferred Securities and Common Securities, investing the proceeds thereof in Corresponding Junior Subordinated Debt Securities and engaging in only those other activities necessary, convenient or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Junior Subordinated Debt Security is that a holder of a Corresponding Junior Subordinated Debt Security is entitled to receive from the Company the principal amount of and interest accrued on Corresponding Junior Subordinated Debt Securities held, while a holder of Preferred Securities is entitled to receive Distributions from such Applied Power Trust (or from the Company under the applicable Guarantee Agreement) if and to the extent such Applied Power Trust has funds available for the payment of such Distributions.

Rights upon Dissolution

  Upon any voluntary or involuntary dissolution of any Applied Power Trust involving the liquidation of the Corresponding Junior Subordinated Debt Securities, the holders of the related Preferred Securities will be entitled to receive, out of assets held by such Applied Power Trust and, after satisfaction of creditors of such Applied Power Trust as provided by applicable law, the Liquidation Distribution in cash. See "Description of Preferred Securities-- Liquidation Distribution upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Corresponding Junior Subordinated Debt Securities, would be a junior subordinated creditor of the Company, subordinated in right of payment to all senior indebtedness and subordinated indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under each Guarantee Agreement and pursuant to the Indenture, as borrower, has agreed to pay for all costs, expenses and liabilities of each Applied Power Trust (other than the Applied Power Trust's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Corresponding Junior Subordinated Debt Securities relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

  The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Class A Common Stock at a future date or dates. The price per share of Class A Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either (x) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Securities of an Applied Power Trust, securing the holder's obligations to purchase the Class A Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid stock purchase contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

  The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued. Certain material United States Federal income tax considerations applicable to the Stock Purchase Units and Stock Purchase Contracts will be set forth in the Prospectus Supplement relating thereto.

                              BOOK-ENTRY ISSUANCE

  The Debt Securities, Preferred Securities and Corresponding Junior Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series ("Book-Entry Securities"). Unless otherwise indicated in the applicable Prospectus Supplement for such series, the Depositary will be DTC. Book-Entry Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Book-Entry Securities represented thereby, a Book-Entry Security may not be transferred except as a whole by the Depositary for such Book-Entry Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York

Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Book-Entry Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Securities on DTC's records. The ownership interest of each actual purchaser of each Book-Entry Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Book-Entry Securities. Transfers of ownership interests in the Book-Entry Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Book-Entry Securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  To facilitate subsequent transfers, all Book-Entry Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Book-Entry Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Book-Entry Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  The Company and the Applied Power Trusts expect that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. as the registered holder of the Book-Entry Securities.

  Although voting with respect to the Book-Entry Securities is limited to the holders of record of the Book-Entry Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Book-Entry Securities. Under its usual procedures, DTC would mail an omnibus proxy ("Omnibus Proxy") to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Book-Entry Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  As long as the Book-Entry Securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to the Company, all payments on the Book-Entry Securities (other than Preferred Securities or Corresponding Junior Subordinated Debt Securities) will be made by the Company in immediately available funds to DTC. Distribution payments on the Preferred Securities or the Junior

Subordinated Debt Securities will be made by the relevant Trustee to DTC. The Company and the Applied Power Trusts have been advised that DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant Trustee, the Applied Power Trust (as applicable) or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on Book-Entry Securities to DTC is the responsibility of the Company or the relevant Trustee (as applicable), disbursement of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for a series of Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Preferred Securities of such series in exchange for the Global Security representing such series of Preferred Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities, determine not to have any Preferred Securities of such series represented by one or more Global Securities and, in such event, will issue individual Preferred Securities of such series in exchange for the Global Security or the Securities representing such series of Preferred Securities. Further, if the Company so specifies with respect to Preferred Securities of a series, an owner of a beneficial interest in a Global Security representing Preferred Securities of such series may, on terms acceptable to the Company, the Property Trustee and the Depositary for such Global Security, receive individual Preferred Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities. In any such instance, a Beneficial Owner in such Global Security will be entitled to physical delivery of individual Preferred Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities of such series so issued will be issued in such denominations as set forth in the accompanying Prospectus Supplement.

  DTC may discontinue providing its services as securities depositary with respect to Debt Securities at any time by giving reasonable notice to the Company or the Indenture Trustee. Under such circumstances, if a successor depositary is not appointed by the Company within 90 days, the Company will issue individual definitive Debt Securities in exchange for all the Global Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities represented by Global Securities and, in such event, will issue individual definitive Debt Securities in exchange for all the Global Securities representing the Debt Securities. Individual definitive Debt Securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as DTC shall direct.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Applied Power Trusts and the Company believe to be accurate, but the Applied Power Trusts and the Company assume no responsibility for the accuracy thereof. Neither the Applied Power Trusts nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

  The Company and/or any Applied Power Trust may sell the Securities in any one or more of the following ways from time to time: (i) to or through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. Prospectus Supplement with respect to the Securities being offered thereby sets forth the terms of the offering of such Securities, including the name or names of any underwriters, the purchase price of such Securities and the proceeds to the Company and/or an Applied Power Trust from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

  If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's and/or the applicable Applied Power Trust's Prospectus Supplement if any of such Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company and/or an applicable Applied Power Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

  Securities may also be sold directly by the Company and/or an Applied Power Trust or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company and/or an Applied Power Trust to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company and/or an Applied Power Trust will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company and/or an Applied Power Trust. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Securities are being sold to underwriters, the Company and/or an Applied Power Trust shall have sold to such underwriters all of such Securities other than the Securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

  If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of Securities that may stabilize, maintain, or otherwise affect the price of such Securities, such intention and a description of such transactions will be described in the Prospectus Supplement.

  Agents and underwriters may be entitled under agreements entered into with the Company and/or the applicable Applied Power Trust to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

                             CERTAIN LEGAL MATTERS

  Unless otherwise indicated in the applicable Prospectus Supplements, certain legal matters in connection with the Securities will be passed upon (i) for the Company by Quarles & Brady LLP, Milwaukee, Wisconsin, counsel to the Company,
(ii) for the Applied Power Trusts (with respect to the validity of the Preferred Securities under Delaware law) by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the Applied Power Trusts and the Company, and (iii) for any underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Anthony
W. Asmuth III, the Corporate Secretary of the Company, is a partner in Quarles & Brady LLP. As of December 31, 1998, Mr. Asmuth owned 38,420 shares of the Company's Class A Common Stock and served as trustee or co-trustee with sole or shared voting and dispositive powers over trusts that held an aggregate of 270,402 shares of Class A Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company as of and for the year ended August 31, 1998, and the combination of the consolidated balance sheet as of August 31, 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the two years in the period then ended, after restatement for the 1998 pooling of interests, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements of the Company for the years ended August 31, 1997 and 1996, prior to restatement for pooling of interests, and the separate financial statements of ZERO Corporation included in the 1997 and 1996 restated consolidated financial statements, for the years ended March 31, 1997 and 1996, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended August 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Rubicon Group plc for the year ended May 31, 1998, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers, chartered accountants and registered auditors, given on the authority of that firm as experts in accounting and auditing.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Forward-Looking Statements...............................................  S-1
Prospectus Supplement Summary............................................  S-3
Summary Financial and Other Data......................................... S-11
Risk Factors............................................................. S-14
Use of Proceeds.......................................................... S-17
Capitalization........................................................... S-18
Pro Forma Financial Information.......................................... S-18
Selected Consolidated Financial Data..................................... S-24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations .......................................................... S-26
Description of Notes..................................................... S-34
Underwriting............................................................. S-61

                                  Prospectus

Available Information....................................................    3
Incorporation of Certain Documents by Reference..........................    4
Forward-Looking Statements and Cautionary Factors........................    4
The Company..............................................................    5
Use of Proceeds..........................................................    6
Ratio of Earnings to Fixed Charges.......................................    6
The Applied Power Trusts.................................................    7
Description of Debt Securities...........................................    8
Description of Warrants to Purchase Debt Securities......................   16
Description of Preferred Stock and Common Stock..........................   17
Description of Depositary Shares.........................................   20
Description of Warrants to Purchase Class A Common Stock or Preferred
 Stock...................................................................   23
Description of Preferred Securities......................................   24
Description of Guarantees................................................   34
Relationship Among the Preferred Securities, the Corresponding Junior
 Subordinated Debt Securities and the Guarantees.........................   37
Description of Stock Purchase Contracts and Stock Purchase Units.........   39
Book-Entry Issuance......................................................   39
Plan of Distribution.....................................................   41
Certain Legal Matters....................................................   43
Experts..................................................................   43

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                                 $175,000,000


                            % Senior Subordinated Notes
                                   due 2009

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                             PROSPECTUS SUPPLEMENT

                                ---------------

                             Goldman, Sachs & Co.

                          Credit Suisse First Boston

                            NationsBanc Montgomery

                                Securities LLC

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